Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PCCI HOLDINGS, INC.,

KFORCE INC.

and

TREVOSE ACQUISITION CORPORATION

January 17, 2006

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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SCHEDULES

Affiliated Transactions Schedule

Authorization Schedule

Bank Account Schedule

Capital Stock Schedule

Compensation Schedule

Conduct of Business Schedule

Contracts Schedule

Customers and Suppliers Schedule

Developments Schedule

Employee Schedule

Employee Benefits Schedule

Environmental Matters Schedule

Financial Statements Schedule

Government Contracts Schedule

Insurance Schedule

Intellectual Property Schedule

Integration Schedule

Leased Real Property Schedule

Legal Compliance Schedule

Liens Schedule

Litigation Schedule

Net Working Capital Schedule

Off Balance Sheet Liabilities Schedule

Officer Schedule

Owned Real Property Schedule

Purchaser Required Governmental Consent Schedule

Required Governmental Consent Schedule

Required Third-Party Consent Schedule

Subsidiary Schedule

Tax Schedule

Transaction Tax Asset Schedule

EXHIBITS

Exhibit A	— Certificate of Merger
Exhibit B	— Letter of Transmittal
Exhibit C	— Escrow and Exchange Agreement
Exhibit D	— Secondary Escrow Agreement
Exhibit E	— Bring Down Certificate of the Company
Exhibit F	— Opinion from counsel to the Company
Exhibit G	— Bring Down Certificate of Purchaser and Merger Sub
Exhibit H	— Opinion from counsel to the Purchaser

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 17, 2006, is made by and among PCCI Holdings, Inc., a Delaware corporation (the “Company”), Kforce Inc., a Florida corporation (the “Purchaser”), Trevose Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Purchaser (the “Merger Sub”), H.I.G. Pinkerton, Inc., a Cayman company, in its capacity as Representative (“HIG”), and, for purposes of Sections 2.02(c) and 6.07 only, William D. Pinkerton (“Pinkerton”), Richard J. Quigley (“Quigley”) and HIG (collectively, HIG, Pinkerton and Quigley are referred to as the “Controlling Stockholders”). Pinkerton and Quigley are also parties to this Agreement for the purposes of Section 13.12. The Company, Purchaser, Merger Sub and the Representative are referred to herein collectively as the “Parties” and, individually, as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.

WHEREAS, as of the date hereof, the issued and outstanding shares of capital stock of the Company consist of (a) 4,104,061.85 shares of Preferred Stock, (b) 10,920,124 shares of Class A-1 Common, (c) 318,504 shares of Class A-2 Common, (d) 12,309,168 shares of Class B-l Common, and (e) 318,504 shares of Class B-2 Common;

WHEREAS, as of the date hereof, the Controlling Stockholders own, in the aggregate, (a) 771.83 shares of Preferred Stock, (b) 9,610,526 shares of Class A-1 Common, and (c) 9,820,372 shares of Class B-l Common;

WHEREAS, the Purchaser desires to acquire the Company on the terms and subject to the conditions set forth herein; and

WHEREAS, the Boards of Directors of the Company, the Purchaser and Merger Sub have each approved and deemed advisable and in the best interests of their respective stockholders the merger of the Merger Sub with and into the Company pursuant to the terms and conditions of this Agreement and in accordance with the DGCL (as defined below) and Company has directed that this Agreement be submitted to its stockholders for adoption.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger.

(a) Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time the Merger Sub shall merge with and into the Company (the “Merger”), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) At the Closing, the Company and the Merger Sub shall cause a certificate of merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in form and substance substantially similar to Exhibit A attached hereto, and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at 11:59 p.m. on the date the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under the DGCL.

1.02 Certificate of Incorporation. The certificate of incorporation of the Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

1.03 Bylaws. The Bylaws of the Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

1.04 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with Applicable Law, the directors and officers of the Merger Sub at the Effective Time shall be the directors and officers, as applicable, of the Surviving Corporation.

1.05 Conversion Terms. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of any Stock or Options, the following shall occur:

(a) Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished, and each such share (other than any shares of Preferred Stock to be cancelled pursuant to Section 1.05(d)) shall be converted into a right to receive in cash the Liquidation Value (as such term is defined in the Company’s certificate of incorporation (as amended prior to the date hereof)) of such share of Preferred Stock, together with the accrued and unpaid dividends thereon through the Closing Date, in each case as deliverable to the holder thereof in accordance with Section 1.07.

(b) Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished, and each such share (other than any shares of Class A Common Stock to be cancelled pursuant to Section 1.05(d)) shall be converted into the right to receive in cash:

(i) the Class A Common Stock Amount for such share, delivered to the holder thereof in accordance with Section 1.07, plus

(ii) the Class A Per Share Portion of ten percent (10%) of the Closing Cash Consideration, delivered to the holder thereof in accordance with Section 1.07, plus

(iii) the Class A Per Share Portion of ten percent (10%) of any Distribution Amounts, payable to the holder thereof within 5 business days after receipt of such funds by the Agent.

(c) Each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time, including all shares of Class B Common Stock issued upon the exercise of any Options, shall be cancelled and extinguished, and each such share (other than any shares of Class B Common Stock to be cancelled pursuant to Section 1.05(d)) shall be converted into the right to receive in cash:

(i) the Class B Per Share Portion of ninety percent (90%) of the Closing Cash Consideration, delivered to the holder thereof in accordance with Section 1.07, plus

(ii) the Class B Per Share Portion of ninety percent (90%) of any Distribution Amounts, payable to the holder thereof within 5 business days after receipt of such funds by the Agent.

(d) Each share of Stock held immediately prior to the Effective Time by the Company as treasury stock or by the Merger Sub shall be canceled and no payment shall be made with respect thereto.

(e) Each Option that is unexercised as of the Effective Time shall thereafter no longer be exercisable but shall entitle the holder of such Option (an “Optionholder”), in cancellation and settlement therefor, to receive an amount in cash equal to:

(i) the product of (A) the excess of (1) the Class B Per Share Portion of ninety percent (90%) of the Closing Cash Consideration over (2) the applicable exercise price per share of such Option, multiplied by (B) the total number of shares of Common Stock subject to such Option immediately prior to the Effective Time (with respect to each such Optionholder, such Optionholder’s “Option Shares”), which amount shall be delivered to such Optionholder in accordance with Section 1.07, plus

(ii) the product of (A) the Class B Per Share Portion of ninety percent (90%) of any Distribution Amounts, multiplied by (B) the number of Option Shares, which amount shall be payable to such Optionholder within 5 business days after receipt of such funds by the Agent.

(f) Each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

1.06 Escrow.

(a) At the Closing, the Purchaser shall deposit, or shall cause to be deposited, with the Agent cash in an amount equal to the Escrow Amount to secure the obligations of the Securityholders under this Agreement. The Escrow Amount will be held and disbursed by the Agent solely for the purposes and in accordance with the terms of this Agreement and the

Escrow and Exchange Agreement. The Escrow Amount will be held as a trust fund and will not be subject to any Encumbrance, attachment, trustee process or any other judicial process of any creditor of any Party.

(b) At the Closing, the Purchaser shall deposit, or shall cause to be deposited, with the Agent cash in an amount equal to the portion of the Change of Control Amount specified in Section 2.02(d) and the Settlement Amount to secure the obligations of the Company with respect to such amounts. Such portion of the Change of Control Amount and the Settlement Amount will be held and disbursed by the Agent solely for the purposes and in accordance with the terms of this Agreement and the Secondary Escrow Agreement. Such portion of the Change of Control Amount and the Settlement Amount will be held as a trust fund and will not be subject to any Encumbrance, attachment, trustee process or any other judicial process of any creditor of any Party.

1.07 Agent: Exchange of Certificates; Lost Certificates. At the Closing, the Purchaser shall deposit, or shall cause to be deposited, with the Agent, for the benefit of the holders of Stock and Options, cash in an amount equal to the Closing Cash Payment Amount. The Agent shall act as paying agent in effecting the exchange of cash for (a) certificates which, immediately prior to the Effective Time, represented shares of Stock (“Certificates”) or (b) unexercised Options, in each case entitled to payment pursuant to Section 1.05. Unless the Company has already done so, the Surviving Corporation shall cause the Agent to deliver, at or soon after the Effective Time, to each holder of record of any Stock (each, a “Stockholder”) and each Optionholder a letter of transmittal in form and substance substantially similar to Exhibit B attached hereto. At or as soon as practicable after the Effective Time, (a) each Stockholder shall surrender to the Agent Certificates, duly endorsed in blank or accompanied by duly executed stock powers, representing the number of shares of each class of Stock held by such holder, (b) each Optionholder shall surrender to the Agent his or her unexercised Options, together with a consent to terminate such Option and (c) each Stockholder and Optionholder shall deliver a letter of transmittal duly completed and validly executed in accordance with the instructions therein and any other documents as may be reasonably required pursuant to such instructions. The letter of transmittal shall also authorize this Agreement, the Escrow and Exchange Agreement, and the appointment of the Representative. As soon as practicable after such surrender by each Stockholder or each Optionholder, as applicable, the Agent shall deliver to such Stockholder or such Optionholder the portion of the Merger Consideration to which such Stockholder or such Optionholder is entitled under Section 1.05, subject to any applicable withholding tax requirements. Surrendered Certificates or Options shall forthwith be canceled by the Company. Until so surrendered and exchanged, each such Certificate or Option shall represent solely the right to receive the Merger Consideration into which the shares of Stock or Option Shares it theretofore represented shall have been converted pursuant to Section 1.05, without interest, and the Surviving Corporation shall not be required to pay the holder thereof the cash to which he or she would otherwise have been entitled. Notwithstanding the foregoing, if any such Certificate or Option shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such Certificate or Option to be lost, stolen or destroyed, the providing of an indemnity by such Person against any claim that may be made against it with respect to such Certificate or Option, and the provision of any insurance requested by the Representative, the Agent shall issue, in exchange for such lost, stolen or destroyed Certificate or Option, the Merger Consideration to be paid in respect of the shares of Stock represented by such Certificate or the Option Shares represented by such Option, as contemplated by this Article I, subject to any applicable withholding tax requirements.

1.08 Payment to Optionholders. The Representative and the Agent shall have the option of delivering to the Company any amounts that are payable to the Optionholders under this Agreement or the Escrow and Exchange Agreement. The Company agrees that (a) within five (5) Business Days of receipt of any such amounts the Company shall pay such amounts to the Optionholders, in the amounts specified by the Representative or the Agent, net of the required withholding tax, and (b) the Company shall timely deposit and report such withholding taxes.

ARTICLE II

THE CLOSING; MERGER CONSIDERATION ADJUSTMENT

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Holland & Knight LLP located at 100 North Tampa Street, Suite 4100, Tampa, Florida 33602 at 10:00 a.m. (effective as of 11:59 p.m.) on the first Business Day after January 30, 2006, when all of the closing conditions set forth in Article III have been satisfied or waived or on such other date and such other place as is mutually agreeable to the Purchaser and the Company (the “Closing Date”).

2.02 Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions on the Closing Date:

(a) the Company and the Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;

(b) the Purchaser shall deliver to the Agent the Closing Cash Payment Amount and the Escrow Amount pursuant to the terms and conditions of the escrow and exchange agent agreement in form and substance substantially similar to Exhibit C attached hereto (the “Escrow and Exchange Agreement”);

(c) the Controlling Stockholders shall deliver to the Agent each of their Certificates and Options in accordance with the provisions of Section 1.07;

(d) the Purchaser shall deliver the Settlement Amount and the portion of Change of Control Amount which is not payable in connection with the Closing (which amount is set forth on Schedule 2 to the Secondary Escrow, provided that such Schedule may be modified pursuant to Section 6.09) to the Agent pursuant to the terms and conditions of the secondary escrow agreement in the form and substance substantially similar to Exhibit D attached hereto (the “Secondary Escrow Agreement”);

(e) within two Business Days of Closing the Purchaser shall pay the remaining portion of the Change of Control Amount (which is payable in connection with the Closing) to the individuals, and in the amounts, set forth on Schedule 1 (provided that such Schedule 1 may be modified pursuant to Section 6.09) to the Secondary Escrow Amount (such amounts to be paid by Purchaser net of the required withholding tax).

(f) the Purchaser shall deliver to the Representative the Holdback Amount;

(g) the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Funded Debt as of the Closing, by wire transfer of immediately available funds to the account(s) designated by the holders of such Funded Debt;

(h) the Purchaser shall pay on behalf of the Company all Company Expenses that remain unpaid as of the Closing Date; and

(i) the Purchaser, the Company and the Representative (on behalf of the Stockholders and the Optionholders) shall make such other deliveries as are required by Article III hereof.

2.03 Net Working Capital Adjustment.

(a) Estimated Net Working Capital Calculation. At least two Business Days prior to the Closing Date, the Company shall deliver to Purchaser a good faith calculation of its estimate of the Net Working Capital (the “Estimated Net Working Capital”) and its estimate of the Transaction Tax Benefit (the “Estimated Transaction Tax Benefit”).

(b) Final Net Working Capital Calculation.

(i) No later than 60 days after the Closing Date, the Representative will deliver to Purchaser a statement setting forth its calculation of the Net Working Capital and the Transaction Tax Benefit (the “Closing Statement”). After delivery of the Closing Statement, Purchaser and its accountants shall be permitted reasonable access to review the Representative’s work papers related to the preparation of the Closing Statement. Purchaser and its accountants may make inquires of the Representative regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof. If Purchaser has any objections to the Closing Statement, then Purchaser shall deliver to the Representative a statement (an “Objections Statement”) setting forth in detail any disputes or objections (the “Objection Disputes”) to the Closing Statement and Purchaser’s proposed resolution of each such Objection Dispute. If a proper Objections Statement is not delivered to the Representative within 60 days after delivery of the Closing Statement, then the Closing Statement as originally delivered by the Representative shall be final, binding and non-appealable by the Parties. If a proper Objections Statement is timely delivered, then the Representative and Purchaser shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, the Representative and Purchaser shall submit each unresolved Objection Dispute to Grant Thornton LLP (the “Independent Auditor”) to resolve such Objection Disputes. The Independent Auditor shall be instructed to set forth a procedure to provide for prompt resolution of any unresolved Objection Disputes and, in any event, to make its determination in respect of such Objection Disputes within 30 days following its retention. The Independent Auditor’s determination of such Objection Disputes shall be final and binding upon the Parties; provided, however, that no such determination shall be any more favorable to the Representative than is set forth in the Net Working Capital and the Transaction Tax Benefit calculation reflected in the Closing Statement or any more favorable to Purchaser than is proposed in the Objection Statement. The costs, expenses and fees of the Independent Auditor shall be borne by the Securityholders, on the one hand, and Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to such Party bears to the amount actually contested by such Party.

(ii) If the sum of the Net Working Capital and the Transaction Tax Benefit as finally determined pursuant to clause (i) above is greater than the sum of the Estimated Net Working Capital and the Estimated Transaction Tax Benefit, then Purchaser shall promptly (but in any event within five Business Days of the final determination thereof) (A) pay to the Agent (on behalf of the Securityholders) such excess by wire transfer of immediately available funds, which amount shall be distributed to the Securityholders in accordance with Section 1.05, and (B) pursuant to Section 6(a) of the Escrow and Exchange Agreement, instruct the Agent to release $1,000,000 of the Escrow Amount to the Securityholders, which amount shall be distributed to the Securityholders in accordance with Section 1.05.

(iii) If the sum of the Net Working Capital and the Transaction Tax Benefit as finally determined pursuant to clause (i) above is less than the sum of the Estimated Net Working Capital and the Estimated Transaction Tax Benefit, then the Representative shall (on behalf of the Securityholders) promptly (but in any event within five Business Days of the final determination thereof) instruct the Agent to pay to Purchaser out of the Escrow Amount an amount equal to such shortfall by wire transfer of immediately available funds to an account or accounts designated by Purchaser to the Representative. If the amount of such shortfall is less than $1,000,000, then the Purchaser and the Representative (on behalf of the Securityholders) shall promptly (but in any event within five Business Days of the final determination of such shortfall) pursuant to Section 6(a) of the Escrow and Exchange Agreement, instruct the Agent to release that portion of the Escrow Amount equal to $1,000,000 minus the amount of such shortfall, which net amount shall be distributed to the Securityholders in accordance with Section 1.05. If the amount of such shortfall is more than $1,000,000, then the Securityholders shall promptly (but in any event within five Business Days of the final determination of such shortfall) deposit with the Agent the amount by which the shortfall exceeds $1,000,000, so that the Escrow Amount is equal to $5,000,000.

(c) Preparation of Closing Statement. The Closing Statement (and all calculations of Net Working Capital) shall be prepared and calculated in accordance with the same accounting methodologies, principles and procedures used in, and on a basis consistent with, those applied by the Company in preparing the Audited Financial Statements for the year ended December 31, 2004 (the “2004 Audited Financial Statements”) (including calculating reserves in accordance with the same methodology used to calculate such reserves in preparation of the 2004 Audited Financial Statements, except that the Closing Statement (and all calculations of Net Working Capital) shall: (a) exclude the amounts payable under the Deferred Compensation Agreements and the amounts owed to the Company pursuant to the Deferred Compensation Notes, (b) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement (provided, however, that any cash used by the Company to pay amounts that would have been Company Expenses if paid by the Purchaser shall not be included as an asset on the Closing Statement or in the calculation of Net Working Capital), (c) be based on facts and circumstances as they exist on the Closing Date and shall exclude the effect of any act, decision or event occurring after the payment contemplated by Section 2.02(b) is completed, (d) include line items substantially similar to the Latest Balance Sheet, (e) not reflect, directly or indirectly, any reserve or accrual for a matter that is not reflected on the Latest Balance Sheet, except those that result from developments occurring after the Latest Balance Sheet date or before the Latest Balance Sheet Date, but which were unknown at the time of the preparation of the Latest Balance Sheet, and (f) include as a liability any Company Expenses presented to the Purchaser or the Company which have not been paid pursuant to Section 2.02(h) or by the Representative. Any amounts taken into account in the calculation of the Transaction Tax Benefit shall be excluded when calculating Net Working Capital.

(d) Cooperation. Following the Closing, Purchaser shall and shall cause the Surviving Corporation, its Subsidiaries and their respective officers, employees, consultants, accountants and agents to cooperate fully with the Representative and its accountants in connection with the preparation of the Closing Statement and to provide any information requested by the Representative and its accountants in connection with any Objection Dispute.

ARTICLE III

CONDITIONS TO CLOSING

3.01 Conditions to Purchaser’s and Merger Sub’s Obligations. The obligations of Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date hereof and the Closing Date except (i) for changes specifically permitted by this Agreement, (ii) those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, (iii) the representations and warranties in Section 4.20 need only be true and correct as of the date hereof and (iv) those instances (including in (ii) and (iii)) in which the failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Material Adverse Effect;

(b) The Company and the Controlling Stockholders shall have performed in all material respects all of their respective obligations required to be performed under this Agreement at or prior to the Closing;

(c) No action or proceeding before any Governmental Entity shall be pending wherein an unfavorable judgment, decree, order or ruling would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, (ii) declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; (iii) affect materially and adversely the right of the Purchaser or the Merger Sub to own any of the Company Stock and to control the Company and its Subsidiaries, or (iv) affect materially and adversely the right of any of the Company and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree or ruling shall be in effect);

(d) There shall not have been any occurrence or disclosure of any Material Adverse Effect since the date of the Latest Balance Sheet;

(e) The governmental or regulatory consents, approvals, notices and other requirements listed on the attached Required Governmental Consent Schedule shall have been obtained;

(f) The third-party consents, approvals, notices and other requirements listed on the attached Required Third-Party Consent Schedule shall have been obtained;

(g) The Representative and the Agent shall have executed and delivered the Escrow and Exchange Agreement and the Secondary Escrow Agreement to the Purchaser;

(h) The Company shall have delivered to Purchaser each of the following:

(i) A certificate of the Company in form and substance substantially similar to Exhibit E attached hereto, dated the Closing Date, stating that the preconditions specified in subsections (a), (b) and (c), as they relate to the Company, have been satisfied;

(ii) Evidence of the governmental and third-party consents described in subsections (e) and (f), respectively, and the payoff letters described in Section 2.02(g);

(iii) All minute books, stock books, ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of the Company and its Subsidiaries, if not already located on the premises of the Company or its Subsidiaries;

(iv) Resignations effective as of the Closing Date from each of the officers and directors of the Company and its Subsidiaries (provided that such resignations will provide that such individuals, are not resigning as employees and such resignations will not effect the terms under any employment agreement or Benefit Plan);

(v) A copy of the certificate of incorporation of the Company, certified by the Secretary of State of Delaware and a certificate of good standing from Delaware and each jurisdiction in which it is duly qualified to transact business, in each case, dated within ten days of the Closing Date;

(vi) Certified copies of the resolutions or written consent duly adopted by the Company’s Board of Directors and the Stockholders authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(vii) A certified copy of the Company’s by-laws, with all amendments thereto, dated within ten days prior to the Closing Date;

(viii) Appropriate payoff letters from the holders of Funded Debt and the Company shall have made arrangements for such holders of Funded Debt to deliver all related Lien releases to Purchaser at the Closing or as soon as practicable after the Closing;

(ix) An opinion from the Company’s counsel in form and substance substantially similar to Exhibit F attached hereto; and

(x) Certified copy of resolutions or written consent duly adopted by the Board of Directors of the Company requiring and providing for the cancellation of all outstanding options and, to the extent applicable any warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.

If the Closing occurs, all closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Purchaser and Merger Sub.

3.02 Conditions to the Company Obligation. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties of the Purchaser and Merger Sub contained in this Agreement shall be true and correct at and as of the date hereof and the Closing Date, except (i) for changes specifically permitted by this Agreement, (ii) those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date; and (iii) those instances (including in (ii)) in which the failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Purchaser Material Adverse Effect;

(b) Purchaser and Merger Sub shall have performed in all material respects all of their respective obligations required to be performed under this Agreement at or prior to the Closing;

(c) The governmental or regulatory notices, approvals and other requirements listed on the attached Purchaser Required Governmental Consent Schedule shall have been obtained;

(d) No action or proceeding before any Governmental Entity shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) Purchaser and Merger Sub each shall have delivered to the Representative certified copies of the resolutions duly adopted by the board of directors (or its equivalent governing body) and stockholders of Purchaser and Merger Sub authorizing the execution, delivery and performance of this Agreement;

(f) Purchaser, Merger Sub and the Agent shall have executed and delivered the Escrow and Exchange Agreement and the Secondary Escrow Agreement;

(g) Purchaser and Merger Sub each shall have delivered to the Representative (on behalf of the Stockholders and Optionholders), a certificate in form and substance substantially similar to Exhibit G attached hereto, dated the Closing Date, stating that the preconditions specified in subsections (a), (b) and (d) have been satisfied; and

(h) The Company shall have received an opinion from the Purchaser’s counsel in form and substance substantially similar to Exhibit H attached hereto.

If the Closing occurs, all closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Company and the Representative.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser and Merger Sub that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Purchaser and Merger Sub on the date of this Agreement (each, a “Schedule” and collectively, the “Disclosure Schedules”). The Disclosure Schedules shall be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article IV.

4.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company and its Subsidiaries have all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate their properties and to carry on their businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are legally qualified to transact business in every jurisdiction in which their ownership of property or the conduct of their businesses as now conducted requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The Company has delivered and made available to the Purchaser true and correct copy of the certificate of incorporation and bylaws of the Company and similar governing documents of each of its Subsidiaries, as amended to date (the “Governing Documents”), and (a) each such instrument is in full force and effect, and (b) neither the Company nor any of its Subsidiaries is in default under or in violation of any of the provisions of its Governing Documents.

4.02 Subsidiaries. Except as set forth on the attached Subsidiary Schedule, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each Subsidiary of the Company is either wholly owned by the Company or its Subsidiaries as indicated on the Subsidiary Schedule.

4.03 Authorization; No Breach; Valid and Binding Agreement.

(a) Each of the Company and its Subsidiaries has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Company’s Board of Directors has adopted a resolution approving this Agreement and has directed that this Agreement be submitted to the Company’s stockholders for approval, and except for the approval of the Merger and the adoption of this Agreement by the affirmative vote of the holders of a majority of the aggregate outstanding shares of voting Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b) Except as set forth on the Authorization Schedule or where the failure of any of the following to be true would not reasonably be expected to have a Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Encumbrance upon any assets of the Company or any of its Subsidiaries, or require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Entity under the provisions of the Company’s or any of its Subsidiary’s certificate or articles of incorporation or bylaws or equivalent organizational documents or any Material Contract, or any Law to which the Company or any of its Subsidiaries is subject. Assuming that this Agreement is a valid and binding obligation of Purchaser and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

4.04 Capital Stock.

(a) The authorized number of shares of capital stock of the Company consists of (a) 20,000,000 shares of Class A-l Common, of which 10,920,124 shares are issued and outstanding and owned of record as set forth in the Capital Stock Schedule, (b) 500,000 shares of Class A-2 Common, of which 318,504 shares are issued and outstanding and owned of record as set forth in the Capital Stock Schedule, (c) 20,000,000 shares of Class B-l Common, of which 12,309,168 shares are issued and outstanding and owned of record as set forth in the Capital Stock Schedule, (d) 500,000 shares of Class B-2 Common, of which on the date hereof 318,504 shares are issued and outstanding and owned of record as set forth in the Capital Stock Schedule and (e) 16,500,000 shares of Preferred Stock, of which 4,104,061.85 shares are issued and outstanding and owned of record as set forth in the Capital Stock Schedule. All shares of Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to any preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company. Except as set forth on the attached Capital Stock Schedule, there are no outstanding options, warrants, agreements or other rights of any kind that provide for the sale or issuance by the Company of additional shares of capital stock or other securities of the Company, or any securities convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other securities of the Company. Except as set forth on the Capital Stock Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase or otherwise acquire any shares of the Company’s capital stock or other equity securities.

(b) The Capital Stock Schedule sets forth the following information with respect to each Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Common Stock subject to such Option; (iii) the exercise price of such Option; and (iv) the date on which such Option was granted or assumed. Except as set forth in Capital Stock Schedule, the Company has made available to Purchaser and Merger Sub an accurate and complete copy of the PCCI Holdings, Inc. 2001 Equity Incentive Plan. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Capital Stock Schedule, there are no Contracts to which the Company is bound obligating the Company to accelerate the vesting of any Option as a result of the Merger. Except as set forth in Capital Stock Schedule, there are no outstanding or authorized stock appreciation, profit participation, “phantom stock,” or other similar plans or Contracts with respect to the Company or any of its Subsidiaries.

(c) Except as described on the Capital Stock Schedule and the Common Stock reserved for issuance upon exercise of the Options, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth on the Capital Stock Schedule, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights) or other Contracts of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver, or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant or enter into any such subscription, option, warrant, equity security, call, right or other Contract. Neither the Company nor any of its Subsidiaries has any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders have the right to vote. Except pursuant to Contracts which will terminate at Closing, there are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” antitakeover plan to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class or any of its Subsidiaries.

4.05 Financial Statements.

(a) The attached Financial Statements Schedule includes copies of (a) the unaudited balance sheet of the Company and its Subsidiaries as of November 30, 2005 (the “Latest Balance Sheet”), and the related statement of income for the eleven-month period then ended, and (b) the audited consolidated balance sheet and statements of income of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2004 and 2003 (the “Audited Financial Statements” and, together with the Latest Balance Sheet, (the “Financial Statements”). Except as set forth on the attached Financial Statements Schedule, each balance sheet included in the Financial Statements fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the consolidated statements of income and consolidated cash flow statements included in the Audited Financial Statements fairly present the results of operations and the cash flows of the Company and its Subsidiaries for the respective periods indicated therein, and are consistent with the books and records of the Company and its Subsidiaries, in each case in accordance with GAAP (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments pursuant to an audit, absence of footnotes and other presentation items). Except as disclosed on the Financial Statements Schedule, when preparing the Latest Balance Sheet the Company used the same policies and procedures that were used when preparing the 2004 Audited Financial Statements. The Company and its Subsidiaries do not have any liability that would be properly classified on a balance sheet under GAAP as a long term liability, other than accrued deferred compensation under the Deferred Compensation Agreements, which will become payable at Closing.

(b) Except as set forth on the attached Financial Statements Schedule, to the Company’s Knowledge, since January 1, 2004, (i) neither the Company nor any Subsidiary nor any current or former director, officer, employee or auditor of the Company or any Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, alleging a material deficiency in the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, and (ii) no attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of securities laws or material breach of fiduciary duty by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.

4.06 Absence of Certain Developments.

(a) Except as contemplated or permitted by this Agreement or as set forth on the Developments Schedule, since the date of the latest Audited Financial Statement:

(i) neither the Company nor any of its Subsidiaries has mortgaged, pledged or subjected to any material Encumbrance any material portion of its assets, expect Permitted Liens;

(ii) neither the Company nor any of its Subsidiaries has sold, assigned or transferred any material portion of its tangible assets or any material Intellectual Property, in each case except in the ordinary course of business;

(iii) neither the Company nor any of its Subsidiaries has made any change in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

(iv) neither the Company nor any of its Subsidiaries has made any revaluation of any of their material assets including writing off notes or accounts receivable other than in the ordinary course of business; and

(v) neither the Company nor any of its Subsidiaries has made any material capital expenditures or commitments therefor, except in the ordinary course of business, consistent with past practices.

(b) Except as contemplated or permitted by this Agreement or as set forth on the Developments Schedule, since November 30, 2005;

(i) neither the Company nor any of its Subsidiaries has granted any increase in compensation or fringe benefits or payment, or any bonus to any of their directors or employees, in any case, in excess of 10 percent of any such amount prior to such increase;

(ii) neither the Company nor any of its Subsidiaries has made any loan or provided any advance to their directors or employees, or granted any increase in severance or termination pay or entered into, or materially modified or amended any currently effective employment, severance, termination or indemnification Contract or any Contract the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated hereby;

(iii) neither the Company nor any of its Subsidiaries has made any material change or alteration in the policy of the Company or its Subsidiaries relating to the granting of stock options or other equity compensation to their directors, employees and consultants;

(iv) neither the Company nor any of its Subsidiaries has made a material modification of or amendment to any Material Contract and no such Material Contract has been cancelled;

(v) neither the Company nor any of its Subsidiaries has issued, sold or transferred any of its capital stock or other equity securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or other bonds or debt securities, except for the issuance of shares of Class B Common Stock upon the exercise of Options;

(vi) the Company has not made a declaration, set aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s or its Subsidiaries’ capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities; and

(vii) neither the Company nor any of its Subsidiaries has made any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock.

(viii) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice; and

(ix) there has not occurred a Material Adverse Effect.

4.07 Title to Properties.

(a) Except as set forth on the Liens Schedule, the Company or one of its Subsidiaries have valid title to, or a valid leasehold interest in (or other right to use), all of the personal property shown to be owned by it or any of its Subsidiaries on the Latest Balance Sheet and to all the property and assets acquired after the date thereof by the Company or any of its Subsidiaries, free and clear of all Encumbrances, except for Permitted Liens or assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet.

(b) The real property demised by the leases described on the attached Leased Real Property Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on the attached Leased Real Property Schedule, the Leased Real Property leases are in full force and effect, and there is not, under any of such leases, any existing default or event of default (or event with which notice or lapse of time, or both, would constitute a default) that would give rise to a claim against the Company or any of its Subsidiaries, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws. The Company has delivered or made available to Purchaser complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of the leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Purchaser. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in default in any material respect under any of such leases.

(c) Except as set forth on the attached Owned Real Property Schedule, neither the Company nor any of its Subsidiaries owns any real property. With respect to each parcel of real property listed on the Owned Real Property Schedule (the “Owned Real Property”) as of the date hereof, either the Company or one of its Subsidiaries holds fee simple title to such parcel of Owned Real Property, free and clear of all Encumbrances as of the Closing Date, other than Permitted Liens and other Encumbrances set forth on the Owned Real Property Schedule.

4.08 Tax Matters. Except as set forth on the attached Tax Schedule:

(a) All Tax Returns required to be filed with any Tax Authority on or before the Closing, by or on behalf of the Company or any Subsidiary, have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Closing Date have been or will be paid on or before such date. The Latest Balance Sheet (i) accrues in accordance with GAAP an amount sufficient for all liabilities for Taxes with respect to all periods through November 30, 2005, and (ii) accrues in accordance with GAAP an amount sufficient for all liabilities for Taxes payable after November 30, 2005, with respect to all transactions and events occurring on or prior to such date. Neither the Company nor any Subsidiary has incurred any Tax liability since November 30, 2005 other than in the ordinary course of business and the Company and its Subsidiaries have made adequate provisions for all Taxes since that date in accordance with GAAP.

(b) Each of the Company and its Subsidiaries has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Each of the Company and its Subsidiaries (or any member of any affiliated or combined group of which either the Company or its Subsidiaries has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and, there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or assessment. No written notice of deficiency or similar document of any Tax Authority has been received by the Company or any of its Subsidiaries, and there are no liabilities for Taxes with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Company or any of its Subsidiaries adversely affect the liability of the Company or any of its Subsidiaries for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group other than the Affiliated Group of which the Company is currently the common parent. Neither the Company nor any of its Subsidiaries is a party to any Tax-order of a foreign government. None of the assets of the Company or any of its Subsidiaries is property that the Company or its Subsidiaries is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of the Company or any of its Subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Neither the Company nor any of its Subsidiaries has made a deemed dividend election under Treas. Reg. §1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Neither the Company nor any of its Subsidiaries has ever been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state law. Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code. Neither the Company nor any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. Neither the Company nor any of its Subsidiaries has ever elected to be treated as an “S-corporation” under Section 1362 of the Code or any corresponding provision of federal or state law. All material elections with respect to the Company’s and its Subsidiaries’ Taxes made during the fiscal years ending December 31, 2002, December 31, 2003, and December 31, 2004 are reflected on the Company’s and its Subsidiaries’ Tax Returns for such periods, copies of which have been provided to the Purchaser. No election with respect to Taxes has been made during the current fiscal year. Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes. Neither the Company nor any of its Subsidiaries is currently or has ever been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which the Company or any Subsidiary is a party that will, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 280G (as determined without regard to Section 280G(b)(4)), 162 or 404 of the Code. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) nor does the Company or any of its Subsidiaries owe any amount under any such agreement. The Company and its Subsidiaries have previously provided or made available to the Purchaser true and correct copies of all Tax related documents reasonably requested by Purchaser, including income, franchise, and sales Tax Returns, and shall provide true and correct copies of such other Tax related documents as are reasonably requested by Purchaser following the date of this Agreement. Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries have been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date as the result of or pursuant to (A) Section 481 or 263A of the Code (or any comparable provision under state or foreign Tax laws), (B) any “closing agreement” with any Tax Authority, (C) any intercompany transaction or excess loss account described in the Treasury Regulations under Code Section 1502 (or any comparable provision under state or foreign Tax laws), (D) any installment sale or open transaction disposition, or (E) any prepaid amount or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to this Agreement.

(c) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither the Company nor any of its Subsidiaries has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code or the Treasury regulations promulgated thereunder (the “Regulations”). Neither the Company nor any of its Subsidiaries has entered into any reportable transaction as defined in Section 1.6011-4(b) of the Regulations.

(d) Neither the Company nor any of its Subsidiaries is a party to any contract and/or has granted any compensation, equity or award that constitutes deferred compensation that would result in an additional Tax imposed by Section 409A(a)(1)(B)(i) of the Code, and neither the Company nor any of its Subsidiaries has any liability or obligation to make any payments or to issue any equity award or bonus that would result in an additional Tax imposed by Section 409A(a)(1)(B)(i) of the Code.

4.09 Contracts. Except as set forth on the attached Contracts Schedule or for Government Contracts (which are discussed in Section 4.10 below), neither the Company nor any of its Subsidiaries is party to any:

(a) Contract currently in force relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which the Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than the Company’s Subsidiaries;

(b) Contract with any (i) officer, (ii) director, (iii) holder of 5 percent or more of the Stock, or (iv) Subsidiary, in any case of (i), (ii) and (iv), of the Company or any Subsidiary of the Company;

(c) Contract pursuant to which the execution of this Agreement and the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) will constitute an event that will require a material payment, acceleration of a material payment, forgiveness of indebtedness, extension of the exercise period, material increase in benefits or obligation to fund material benefits;

(d) Other Contract currently in effect which requires payments to or from the Company in excess of $100,000 (on an annual basis) and which cannot be terminated on less than 60 days notice without penalty;

(e) Contract relating to any completed material business acquisition by the Company or any of its Subsidiaries within the last two years;

(f) Collective bargaining agreement with any labor union;

(g) Written or legally enforceable verbal Contract for the employment of any non-billable employee with an annual base salary in excess of $100,000;

(h) Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material portion of the Company’s or any of its Subsidiaries’ assets;

(i) Guaranty of any obligation for Indebtedness or other material guaranty;

(j) Lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party, for which the annual rental exceeds $50,000;

(k) Lease or agreement under which it is lessor of, or permits any third party to hold or operate, any personal property for which the annual rental exceeds $50,000;

(l) Contract or group of related Contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $100,000 and which cannot be terminated on less than 60 days notice without penalty;

(m) Contract or group of related Contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000 and which cannot be terminated on less than 60 days notice without penalty;

(n) Contract which prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world; or

(o) License agreement for any software (other than off the shelf software) that is owned by, or licensed to, the Company and its Subsidiaries and that is material to the operation of their business as currently conducted.

Each Contract set forth on the Contracts Schedule, together with any Leased Real Property leases, are referred to as “Material Contracts”. Purchaser either has been supplied with, or has been given access to, a true and correct copy of all written Material Contracts, together with all material amendments, waivers or other changes thereto. Neither the Company nor any of its Subsidiaries nor to the Company’s Knowledge, any other party thereto, is in material breach, violation or default under any Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted on any of the terms or conditions of any Material Contract, except where such breach would not reasonably be expected to have a Material Adverse Effect.

4.10 Government Contracts. Except as set forth on the Government Contracts Schedule:

(a) The Company holds no Government Contract premised on “8(a)” status, small business status, small disadvantaged business status, mentor-protégé status, HUBZone status, or other similar socioeconomic status as those terms are defined in the Federal Acquisition Regulation (FAR) Part 19 or Title 13 of the Code of Federal Regulations (“C.F.R.”), but the Company is a subcontractor on contracts where the prime contractor’s contract is premised on such status. The Government Contracts Schedule lists, as of the date of this Agreement, all Government Contract Bids, including Task Order bids under current Government Contracts, submitted by the Company after January 1, 2005, and for which no award has been made.

(b) The Company has provided access to Purchaser to true and correct copies of all Government Contracts and any other material documentation specifically requested by Purchaser.

(c) The Company has not received written notification of cost, schedule, technical or quality problems (or other material defaults, deficiencies in performance, or disputes) that could reasonably be expected to result in claims or similar demands or allegations against, or liability on the part of, the Company (or successors in interest) by a Governmental Entity, a prime contractor or a higher-tier subcontractor. As of the date hereof, there are no Government Contracts pursuant to which the Company is experiencing, or, to the Knowledge of the Company, could reasonably be expected in the near future to experience, cost, schedule, technical or quality problems (or other material defaults, deficiencies in performance, or disputes) that could reasonably be expected to result in claims or similar demands or allegations against or liability on the part of the Company (or successors in interest) by a Governmental Entity, a prime contractor or a higher-tier subcontractor. To the Knowledge of the Company, all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect. As of the date hereof, the Government Contracts are not currently the subject of bid or award protest proceedings. No Government Contract is subject to challenge or review on the basis of any personal or organizational conflict of interest, actual or alleged, nor is any Government Contract Bid reasonably subject to challenge on the basis of any such conflict of interest.

(d) Since January 1, 2002, (i) the Company has complied, in all material respects, with all statutory and regulatory requirements, including but not limited to the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the False Claims Act, the False Statements Act, the Federal Procurement and Administrative Services Act, the Armed Services Procurement Act, the Federal Acquisition Regulation (“FAR”) (including but not limited to all agency FAR supplements and all agency guidance materials pursuant to the FAR) and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Government Contracts and Government Contract Bids; (ii) the representations, certifications, and warranties made by the Company with respect to the Government Contracts or Government Contract Bids were accurate in all material respects as of their effective date; (iii) no termination for default, cure notice or show cause notice has been issued, and no such notice remains unresolved with respect to any Government Contract or Government Contract Bid, and, to the Knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds for such action; (iv) no past performance evaluation received by the Company with respect to any such Government Contract has set forth a material default or termination thereof; and (vi) to the Knowledge of the Company, no money due to the Company pertaining to any Government Contract or Government Contract Bid has been, or to the Knowledge of the Company is reasonably likely to be, withheld or set-off.

(e) To the Company’s Knowledge, since January 1, 2002, no Person has notified the Company in writing of any actual or alleged violation of any Applicable Law or any Government Contract.

(f) To the Company’s Knowledge, since January 1, 2002, the Company has not taken any action or failed to take any action, and is not a party to any litigation, that could reasonably be expected to give rise to (i) liability under the False Claims Act, or (ii) a claim for price adjustment under the Truth in Negotiations Act. To the Company’s Knowledge, there exist no reasonable grounds for a claim of any liability of the Company by any Governmental Entity as a result of defective cost and pricing data submitted to any Governmental Entity. The

Company is not participating in any pending claim or other dispute stemming from a Government Contract, and does not have an interest in any potential claim under the Contract Disputes Act against the United States Government, or in any actual or potential similar claim against any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Contract Bid.

(g) Since January 1, 2002, the Company has not received any written show cause, cure, default or similar written notice relating to the Government Contracts and no Government Contract has been terminated for default.

(h) Since January 1, 2002, the Company has not received any written notice of any outstanding claims or contract disputes to which the Company is a party which remain unresolved (i) relating to the Government Contracts or Government Contract Bids and involving either a Governmental Entity, any prime contractor, any higher-tier subcontractor, vendor or any third party; and (ii) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.

(i) The Company has never been and is not now, suspended, debarred disqualified or to the Company’s Knowledge, proposed for suspension, debarment or similar disqualification from bidding on any Government Contract. No suspension, debarment or similar actions with respect to Government Contracts have been commenced, or to the Knowledge of the Company, threatened against the Company or any of its officers or employees. To the Company’s Knowledge, there are no valid, reasonable grounds for the Company’s suspension, debarment or similar disqualification from bidding on contracts or subcontracts for or with any Governmental Entity.

(j) No negative determination of responsibility has been issued against the Company since January 1, 2002 with respect to any Government Contract Bid.

(k) Except for contract or governmental compliance audits of a routine nature, which routine audits would not be reasonably expected to have an adverse effect on the Company, or the Company’s businesses, or audits related to Taxes, since January 1, 2002, (i) the Company has not undergone and is not undergoing any audit, inspection, survey or examination of records by any Governmental Entity relating to any Government Contract, (ii) the Company has not received any written notice of, and the Company has not undergone any investigation or review relating to any Government Contract, (iii) to the Knowledge of the Company, no such audit, review, inspection, investigation, survey or examination of records is threatened, (iv) the Company has not received any written notice that it is or was being formally, specifically audited or investigated by any Governmental Entity, including but not limited to the General Accounting Office, the Defense Contract Audit Agency, the Defense Criminal Investigative Service, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or the Department of Justice (including any United States Attorney), and (v) the Company has not received any written notice that any audit, review, inspection, investigation, survey or examination of records described on the Government Contracts Schedule has revealed any fact, occurrence or practice which could reasonably be expected to have an adverse effect on the Company or its business. This representation does not relate to any potential Company liability for Taxes.

(l) Since January 1, 2002, the Company has not made any voluntary disclosure in writing to any Governmental Entity with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Contract Bid.

(m) Since January 1, 2002, (i) the Company has not received any written notice that any of the Company’s employees, consultants or agents is, and to the Knowledge of the Company, none is under administrative, civil or criminal investigation or indictment by any Governmental Entity with respect to the conduct of the business of the Company and (ii) the Company has not received formal written notice of any, and to the Knowledge of the Company, there is no, pending investigation of any officer, employee or representative of the Company.

(n) All indirect and general and administrative expense rates are being billed consistent with the applicable Government Contract, including any Defense Contract Audit Agency-approved rates or provisional rates as applicable.

(o) The Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a Lien or otherwise.

(p) The Company has not reached agreement with the cognizant government audit agency approving and “closing” all indirect costs charged to Government Contracts for the years 2003 through 2004, and those years are not closed. The Company has reached agreement with the cognizant government audit agency approving and “closing” all indirect costs charged to Government Contracts all years prior to 2003, and those years are closed.

(q) No material personal property, equipment or fixtures were loaned, bailed or otherwise furnished to the Company by or on behalf of the United States Government.

(r) Except to the extent prohibited by Applicable Law, the Government Contracts Schedule sets forth all facility security clearances held by the Company, as of the date of this Agreement.

(s) Notwithstanding the foregoing, the Company is not making any representation and warranty with respect to, and is not deemed to have knowledge of, any matter, fact or circumstance relating to Purchaser that could effect any of the representations and warranties set forth in this Section 4.10.

4.11 Intellectual Property.

(a) Except as set forth in the Intellectual Property Schedule, the Company or one of its Subsidiaries owns and possesses all right, title and interest in and to, or possesses the valid right to use, all Intellectual Property used in the operation of the business of the Company and its Subsidiaries as currently conducted free and clear of any Encumbrances without obligation to pay any royalty or any other fees with respect thereto, except for immaterial payments arising in the ordinary course of business.

(b) Except as set forth in the Intellectual Property Schedule, during the three-year period prior to the date of this Agreement, to the Knowledge of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries made use of any Intellectual Property rights other than those owned by the Company or a Subsidiary thereof, and rights granted under valid license agreements for the benefit of the Company or such Subsidiary (or, if applicable, their customers, which customer licenses permit use by the Company or a Subsidiary, as applicable, to the extent necessary), nor has the Company or any of its Subsidiaries received any written notices of infringement or misappropriation from any third party with respect to the Company’s or any of its Subsidiaries’ use of any Intellectual Property.

(c) Except as set forth in the Intellectual Property Schedule, to the Knowledge of the Company and its Subsidiaries, the use by each of the Company and its Subsidiaries of Intellectual Property in the operation of their business does not violate, infringe or misappropriate any Intellectual Property rights of any third party.

(d) Except as set forth in the Intellectual Property Schedule, to the Knowledge of the Company and its Subsidiaries, no third party is infringing or misappropriating any Intellectual Property owned by the Company or any of its Subsidiaries.

(e) The Intellectual Property Schedule contains a complete list of all domestic and foreign patents, patent applications, trademarks, service marks, trademark and service mark registrations and applications for registrations thereof, registered copyrights and applications for registration thereof, domain names, corporate and business names, trade names and brand names used in the business of the Company or any Subsidiary. To the extent indicated on the Intellectual Property Schedule, the Intellectual Property listed has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate Internet domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains in full force and effect as of the Closing Date. The Intellectual Property Schedule contains a complete list of all filing fees, maintenance fees, tariffs, annuities, and other charges that must be paid with respect to the Intellectual Property identified on such schedule within 180 days following the Closing Date that, if not paid, will adversely affect the Intellectual Property listed on such schedule.

(f) Except as set forth in the Intellectual Property Schedule, none of the material computer software used by the Company and/or its Subsidiaries to conduct their internal business operations was created or developed for the Company or any Subsidiary by a third-party.

(g) Except as set forth in the Intellectual Property Schedule, each of the Company and its Subsidiaries has taken commercially reasonably steps to protect and preserve the confidentiality of all trade secrets and customer lists.

(h) Except as set forth in the Intellectual Property Schedule, each of the material computer software programs used by the Company and its Subsidiaries to operate the Company’s and the Subsidiaries’ internal business operations operates and runs in a commercially reasonable business manner.

(i) All Internet domain names and URLs owned by and registered to the Company and its Subsidiaries are listed on the Intellectual Property Schedule.

4.12 Litigation. Except as set forth on the attached Litigation Schedule, (a) there are no actions, suits or proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Entity or arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or that could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect, and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any Governmental Entity, except for such judgments, orders or decrees which would not reasonably be expected to have an Material Adverse Effect. Except as otherwise noted on the Litigation Schedule, all claims, suits, actions or proceedings set forth on the Litigation Schedule are covered by insurance (subject to applicable deductibles), the applicable insurers have been properly notified and no denial of coverage or reservation of rights by such insurers has occurred or been asserted. Since January 1, 2002, no Governmental Entity has challenged or questioned in a writing delivered to the Company or any of its Subsidiaries or filed in any legal proceeding or otherwise the legal right of the Company or any of its Subsidiaries to conduct its business as currently conducted.

4.13 Governmental Consents. No material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any other transaction contemplated hereby.

4.14 Employee Benefit Plans.

(a) The Employee Benefits Schedule lists (i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Action of 1974, as amended (“ERISA”), and any other material severance pay, sick leave, vacation pay, salary continuation for disability, medical insurance, life insurance, and scholarship programs available to employees of the Company or its Subsidiaries (all of the foregoing referred to herein as “Employee Benefit Plans”) and (ii) all Employee Benefit Plans classified as “employee pension plans,” as defined in Section 3(2) of ERISA maintained by or for the Company or any of its Subsidiaries or ERISA Affiliates or to which the Company or any of its Subsidiaries or ERISA Affiliates contributed or is obligated to contribute thereunder, including any “multiemployer plan” (as defined in Section 3(37) of ERISA) (all of the foregoing referred to herein as “Pension Plans”). “ERISA Affiliate” shall mean any entity under common control (as defined in Section 414 of the Code), or treated (under Section 414(b), (c), (m) or (o) of the Code) as a single employer with the Company.

(b) Neither the Company nor any of its Subsidiaries or ERISA Affiliates currently maintains and has never maintained, and is not required currently and has never been required to contribute to or otherwise participate in, any defined benefit pension plan or any plan, program or arrangement subject to Title IV of ERISA. Neither the Company nor any of its Subsidiaries or ERISA Affiliates participates currently and has never participated in, and is not required currently to contribute to and has never been required to contribute to, any Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA).

(c) The Company has delivered to the Purchaser correct and complete copies of the plan documents and summary plan descriptions (and amendments thereto), the most recent determination letter received from the Internal Revenue Service and the three most recent Form 5500 Annual Reports to each Employee Benefit Plan.

(d) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other Applicable Laws.

(e) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed in compliance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (“Employee Welfare Benefit Plan”).

(f) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid no later than the date required by ERISA and the Code to each Pension Plan. As of the Closing, all premiums or other payments which are due for all periods ending on or before the Closing Date will have been paid on a timely basis with respect to each Employee Welfare Benefit Plan.

(g) Each Pension Plan (other than non-qualified deferred compensation plans) meets, and has met since the effective date of such Pension Plan, the requirements of a “qualified plan” under Code Sec. 401(a), and except as provided on the Employee Benefits Schedule with respect to prototype plans, has received a favorable determination letter from the Internal Revenue Service with respect to its status as a “qualified plan.”

(h) For each Pension Plan maintained by the Company or a Subsidiary or an ERISA Affiliate, and intended to be a “qualified plan” under Section 401(a) of the Code, the Company or its Subsidiary or ERISA Affiliate, has either (A) received a favorable determination letter (a “GUST Determination Letter”) from the Internal Revenue Service that takes into account any change required to be made to such Pension Plan in order to comply with the requirements of Section 401(a) of the Code, as amended by the Retirement Protection Act of 1994, enacted as part of the Uruguay Round Agreements Act, the Uniform Services Employment and Reemployment Rights Act of 1994, Small Business Job Protection Act of 1996, Taxpayer Relief Act of 1997, Internal Revenue Service Restructuring and Reform Act of 1998, and Community Renewal Tax Relief Act of 2000 (collectively referred to as “GUST”); (B) timely filed an application for determination with the Internal Revenue Service requesting a determination that such Employee Pension Benefit Plan meets the requirements of Section 401(a) of the Code, as amended by GUST, and that an any trust established in connection with such Employee Pension Benefit Plan is exempt from federal income taxation of Section 501(a) of the Code (hereinafter referred to as a “GUST Application for Determination”); or (C) where there is no GUST Determination Letter or GUST Application for Determination, the Pension Plan is within its remedial amendment period or is a prototype plan on which the Company may rely upon the prototype sponsor’s current and effective opinion letter from the Internal Revenue Service. The Company has provided the Purchaser with a true and complete copy of each GUST Determination Letter or GUST Application for Determination received or filed by one of the Company and its Subsidiaries and ERISA Affiliates with respect to each such Employee Pension Benefit Plan, or in the case of a prototype document (as referenced above) the sponsor’s opinion letter from the Internal Revenue Service.

(i) The Company and each of its Subsidiaries and ERISA Affiliates, do not have any legally binding contract, plan, or commitment to create or service any additional Employee Benefit Plans or Pension Plans or to materially modify, maintain or service any existing Employee Benefit Plan or Pension Plan.

(j) Except as described in the Employee Benefits Schedule, no outstanding stock or other security of the Company or its Subsidiaries forms a part of the assets of any Employee Benefit Plan.

(k) Any bonding required with respect to any Employee Benefit Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

(l) Since the beginning of the current plan year of any Employee Benefit Plan, no event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under such Employee Benefit Plan maintained by the Company and each of its Subsidiaries from the level of benefits for the most recently completed plan year of such Employee Benefit Plan. No insurance policy nor any other contract or agreement affecting any Employee Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder (other than any claims for benefits under any self-funded Employee Benefit Plan).

(m) Neither the Company nor any of its Subsidiaries maintains currently and has never maintained, and does not contribute to currently, never has contributed to, and never has been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than COBRA continuation coverage requirements (in accordance with Code Sec. 4980B) funded solely at the expense of former covered persons).

4.15 Insurance. The Insurance Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) maintained by the Company or any of its Subsidiaries as of the date hereof:

(a) the name, address, and telephone number of the agent;

(b) the name of the insurer and the name of the policyholder;

(c) the policy number and the period of coverage;

(d) a description of any retroactive premium adjustments or other loss-sharing arrangements; and

(e) claims, payments and losses during the periods shown on the Insurance Schedule.

With respect to each such insurance policy that is currently in force, except as set forth on the attached Insurance Schedule: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision of such policy. The Company and each of its Subsidiaries has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period. The Insurance Schedule describes any self-insurance arrangements affecting the Company and any of its Subsidiaries.

4.16 Legal Compliance; Permits and Licenses. Except as set forth on the Legal Compliance Schedule, since January 1, 2004 the Company and each of its Subsidiaries has complied in all material respects with all applicable Legal Requirements (including, without limitation, those of the Philippines), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or written notice has been filed or commenced against it alleging any failure so to comply. The Company has all material permits, licenses, orders, franchises and approval of all Governmental Entities necessary for the operation of the business of the Company as currently conducted. All such permits, licenses, orders, franchise and approvals are in full force and effect, and no suspension or cancellation of any of such items are pending or, to the Knowledge of the Company, threatened. All of the Stock and Options were issued in compliance with federal and state securities laws.

4.17 Environmental Matters. Except as set forth on the attached Environmental Matters Schedule:

(a) To the Company’s Knowledge, the Company and its Subsidiaries are in compliance with all Environmental Requirements, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect.

(b) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has, within the past two years, received any written notice of violation of Environmental Requirements or any liability arising under Environmental Requirements, including any investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their facilities, the subject of which is unresolved, and which would reasonably be expected to have a Material Adverse Effect.

(c) There have been no Releases (as defined in 42 U.S.C. sec. 9601(22)) of Hazardous Material by the Company by any person or entity in, on, under or affecting such properties or, to the Company’s Knowledge, which could reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, there is no presence of any Hazardous Material in, on, under, or affecting such properties which could reasonably be expected to have a Material Adverse Effect. None of the Company or any Subsidiary has disposed of any Hazardous Material in a manner that has led, or reasonably could be expected to lead, to a Release which could reasonably be expected to have a Material Adverse Effect. Other than non-compliance or violations that individually or in the aggregate could not reasonably be expected to result in a fine, penalty or other liability in excess of $50,000, each of the Company and each Subsidiary has obtained and is in material compliance with all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Entities, or from any other person, that are required under any Environmental Requirements applicable to the leased properties of the Company or any Subsidiary.

4.18 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, to the Company’s Knowledge, no officer, director, stockholder or Affiliate of the Company or any individual in such officer’s, director’s or stockholder’s immediate family is a party to any material Contract with the Company or its Subsidiaries or has any material interest in any material property used by the Company or its Subsidiaries.

4.19 Employees. The attached Employee Schedule sets forth a complete list of all of the employees of the Company and its Subsidiaries and the rates of pay and hiring dates of each such Person. As of the date of this Agreement, to the Knowledge of the Company, no executive, Key Employee or group of employees has any plan to terminate employment with any of the Company and its Subsidiaries. Except as set forth on the attached Employee Schedule, none of the Company or its Subsidiaries has experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two years. None of the Company or its Subsidiaries has committed any material unfair labor practice. Except as set forth on the Employee Schedule, to the Company’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Company and its Subsidiaries.

4.20 Customers and Suppliers. As of the date of this Agreement, except as set forth on the attached Customers and Suppliers Schedule (a) to the Knowledge of the Company, since June 30, 2005, neither the Company nor any Subsidiary has received any written or verbal notice from any of the current ten largest suppliers or the twenty largest customers of the Company and its Subsidiaries, taken as a whole, (determined based on sales to or purchases from such customers and suppliers for the eleven months ended November 30, 2005) stating that such customer or supplier will terminate its relationship with the Company, and (b) to the Knowledge of the Company since June 30, 2005, neither the Company nor any Subsidiary has received written or verbal notice from any such customer stating that such customer will decrease the amount of services purchased from the Company and its Subsidiaries by an amount greater then the greater of $1,000,000 or 20% of the sales to such customer during the trailing twelve months.

4.21 Officers and Directors. The attached Officer Schedule contains a true, correct and complete list of all officers and directors of the Company and its Subsidiaries.

4.22 Bank Accounts. The attached Bank Account Schedule contains a list of all of the Company’s and its Subsidiaries’ bank accounts, safe deposit boxes and persons authorized to draw thereon or have access thereto.

4.23 Brokerage. Except for the fees and expenses of Baird & Company, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

4.24 Certain Business Practices. None of the Company, any Subsidiary or any directors or officers, agents or employees of the Company or any Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

4.25 Cash Flow. The Company has adequate cash (including borrowing capacity under its existing line of credit) to fund its normal operations in the ordinary course of business through the Closing Date.

4.26 Off Balance Sheet Liabilities. Except as disclosed in the Financial Statements, the Off Balance Sheet Liabilities Schedule sets forth a true, complete and correct list, as of the date hereof, of all transactions, arrangements and other relationships between and/or among the Company, any of its Affiliates, and any special purpose or limited purpose entity beneficially owned by or formed at the direction of the Company or any of its affiliates.

4.27 Tangible Assets. Each of the Company and its Subsidiaries owns or leases all material machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset actually used is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

Except for the representations and warranties set forth in this Article IV, (a) neither the Company, any of its Subsidiaries, the Representative, the Controlling Stockholders nor any other person are making any other representations or warranties, written or oral, statutory, express or implied, with respect to the Company, its Subsidiaries, or their business, operations, assets, stock, liabilities, condition (financial or otherwise) or prospects, and (b) Purchaser and Merger Sub hereby expressly waive any representation or warranty, express, implied, at common law, by statute or otherwise relating to the accuracy, completeness or materiality of any information, data or other materials (written or oral) heretofore furnished to Purchaser and Merger Sub; provided however, that in no event shall the foregoing prevent a claim being asserted by the Purchaser for fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

The Purchaser and Merger Sub represent and warrant to the Stockholders, the Optionholders and the Company that:

5.01 Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization; No Breach: Valid and Binding Agreement.

(a) Each of Purchaser and Merge Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Purchaser and Merger Sub each has adopted a resolution approving this Agreement, and the Purchaser, as the sole stockholder of Merger Sub, has adopted a resolution approving this Agreement. No other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Except where the failure of any of the following to be true would not reasonably be expected to have a Purchaser Material Adverse Effect, the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Encumbrance upon any assets of Purchaser or Merger Sub, or require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Entity, under the provisions of Purchaser’s or Merger Sub’s certificate or articles of incorporation or bylaws or equivalent organizational documents or any material Contract, or any Law to which Purchaser or Merger Sub is subject.

(b) Assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Purchaser and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

5.03 Litigation. There are no actions, suits or proceedings pending or, to the Purchaser’s Knowledge, overtly threatened in writing against Purchaser or Merger Sub, at law or in equity, or before or by any Governmental Entity which reasonably would be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated by this Agreement.

5.04 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser or Merger Sub.

5.05 Due Diligence. The Purchaser and Merger Sub have completed such investigations of the Company and its Subsidiaries as they deem necessary and appropriate, and, to the Purchaser’s and Merger Sub’s Knowledge, have received all of the information that they have requested from the Company and its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement; provided, however, that the foregoing shall not prevent any claim for indemnification by Purchaser pursuant to Article IX. As of the date of this Agreement, the Purchaser has no present intent to make any claim for indemnification under Article IX.

5.06 Investment Representation. Purchaser is acquiring the Company for its own account with the present intention of holding the securities of the Company for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Purchaser and Merger Sub are each an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Purchaser acknowledges that the capital stock of the Surviving Corporation has not been registered under the Securities Act or any state or foreign securities Laws and that the capital stock of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, assignment, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

5.07 Financing. Purchaser has immediately available funds sufficient to consummate the transactions contemplated by this Agreement, including the payment of all fees and expenses payable by Purchaser and Merger Sub in connection with the transactions contemplated by this Agreement.

5.08 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation or its Subsidiaries.

ARTICLE VI

PRE-CLOSING COVENANTS

6.01 Conduct of the Business.

(a) From the date hereof until the Closing Date, except as set forth on the attached Conduct of Business Schedule and except as otherwise provided for by this Agreement or consented to in writing by Purchaser, which consent will not be unreasonably withheld or delayed, the Company shall use its commercially reasonable efforts to carry on the business of the Company and its Subsidiaries in the ordinary course of business and substantially in the same manner as previously conducted; provided that, the foregoing notwithstanding, the Company may use all available cash to repay any Funded Debt and any Company Expenses prior to the Closing.

(b) From the date hereof until the Closing Date, except as otherwise provided for by this Agreement or consented to in writing by Purchaser, which consent will not be unreasonably withheld or delayed, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) issue or sell any shares of its or any Subsidiary’s capital stock (other than issuances of capital stock pursuant to the exercise of Options outstanding on the date hereof);

(ii) issue or sell any securities convertible into, or options with respect to, warrants to purchase or rights to subscribe for any shares of its or any Subsidiary’s capital stock;

(iii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;

(iv) amend its or any Subsidiary’s certificate or articles of incorporation or bylaws;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(vi) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of any Subsidiary;

(vii) incur, assume or forgive any long-term or short-term debt or issue any debt securities other than borrowings in the ordinary course of business consistent with past practices; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of any Subsidiary incurred in the ordinary course of business consistent with past practices; (C) make any loans, advances or capital contributions to or investments in any other person (other than to a Subsidiary or customary loans or advances to employees in each case in the ordinary course of business consistent with past practices of less than $10,000); (D) pledge or otherwise subject to any Lien shares of capital stock of the Company or any Subsidiary or any of the other interests; or (E) mortgage or pledge any of its properties or assets, tangible or intangible, or create or suffer to exist any new Lien (or any increase or expansion of the scope of any existing Lien) thereupon other than as a result of modifications to synthetic lease agreements outstanding on the date hereof;

(viii) except as may be permitted by Section 6.01(b)(ix) below or as may be required by Applicable Law,

(A) enter into or amend any employment agreement or any bonus, profit sharing or severance agreement other than (x) offer letters to new hires in the ordinary course of business consistent with past practices provided that no such offer letter shall provide (1) for the grant of options under the Employee Benefit Plans that will provide for acceleration, or (2) provide any severance rights, in either case as a result of the transactions contemplated by this Agreement whether or not in connection with any other event, including termination of employment, or alter any “at will” employment relationship and (y) options under the Employee Benefit Plans to purchase shares permitted by Section 6.01(b)(ii) above, or

(B) enter into, adopt, amend in any manner or terminate any pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or

(C) increase in any manner the compensation or fringe benefits of any existing director, officer or employee, other than increases for employees of the Government services division and increases in the ordinary course of business for other employees which, on average, will not exceed ten percent (10%) of such employees’ base salary, as set forth on the Compensation Schedule.

(ix) agree to pay any severance or termination pay to any director, officer, employee or consultant, except (A) pursuant to written agreements outstanding on the date hereof or the Company’s policy or practice in existence on the date hereof or (B) as required by Applicable Law;

(x) except as permitted by Section 6.01(b)(xiii)(D) below, purchase, acquire, lease or license-in any material assets in any single transaction or series of related transactions having a fair market value in excess of $100,000 in the aggregate, or sell, transfer or otherwise dispose of any assets other than sales in the ordinary course of business consistent with past practice;

(xi) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles, practices or methods used by it;

(xii) revalue any of its assets or properties, including writing down the value of assets or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices or due to changes in GAAP requiring such revaluation that are adopted after the date hereof;

(xiii) (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other person or division or business unit thereof or any equity interest therein; (B) enter into any contract or agreement that would be material to the Company and its Subsidiaries, taken as a whole, other than customer contracts in the ordinary course of business consistent with past practices; (C) amend, modify or waive any right under any Material Contract (other than customer contracts) of the Company or any Subsidiary; (D) modify its standard warranty terms or amend or modify any warranties in effect as of the date hereof in any material manner that is adverse to the Company or any Subsidiary; (E) authorize any additional or new capital expenditure or expenditures that individually or in the aggregate are in excess of $100,000; or (F) enter into any contract that contains non-competition restrictions;

(xiv) make or rescind any material election relating to Taxes or settle or compromise any Tax liability or enter into any closing or other agreement with any Tax Authority in each case with respect to any material Tax liability; or file or cause to be filed any material amended Tax Return, file or cause to be filed any claim for refund of Taxes previously paid, or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes, except in each case as to which the resulting Tax liability is paid prior to Closing or reflected in Net Working Capital;

(xv) fail to file any material Tax Returns when due, fail to cause such Tax Returns when filed to be true, correct and complete in all material respects, prepare or fail to file any Tax Return in a manner inconsistent with past practices in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return of the Company, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case, except to the extent required by Applicable Law, or fail to pay any Taxes when due;

(xvi) settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would require the payment by the Company or any Subsidiary of damages in excess of $100,000 or that would otherwise be material to the Company or involves any equitable relief, except to the extent such amount would be paid or accrued as a reserve prior to Closing;

(xvii) enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations which provide for payments by the Company or any Subsidiary in an amount in excess of $50,000 over the noncancelable term of the agreement;

(xviii) engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

(xix) amend or terminate any insurance policy (other than the key man insurance policies for Quigley, Douglas Sabo, Catrini and Roger McLean) without replacing such policy with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

(xx) fail to pay when due, consistent with past practices, its financial obligations in the ordinary course of business, including payments to vendors, landlords and employees; or

(xxi) agree in writing or otherwise to take any of the actions described in Sections 6.01(b)(i) through 6.01(b)(xx).

6.02 Access to Information. Between the date hereof and the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company will, and will cause each Subsidiary to, give Purchaser and its authorized representatives, including Purchaser’s external auditors (“Purchaser’s Representatives”), reasonable access at reasonable times and upon reasonable notice to the books and records and, to the extent permitted by Applicable Law, personnel files of current employees, of the Company and any Subsidiary as Purchaser may reasonably require, and will cause certain employees of the Company and its Subsidiaries with the responsibilities set forth on the attached Integration Schedule to cooperate with the Purchaser in connection with the integration matters set forth on the Integration Schedule, and the Company will also furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and any Subsidiary as Purchaser may from time to time reasonably request. To the extent a functional area is identified on the Integration Schedule, John O’Dea shall identify the appropriate employee to participate in such integration matters. Such access shall be subject to the Company’s reasonable security measures and insurance requirements, but shall include the right of Purchaser to do a financial statement (including balance sheet) review prior to the Effective Time and shall not unreasonably interfere with operations of the Company and its Subsidiaries. Purchaser acknowledges that it remains bound by the Confidentiality Agreement, dated August 12, 2005, with the Company (the “Confidentiality Agreement”).

6.03 Regulatory Filings. [Reserved]

6.04 Conditions. The Company shall use commercially reasonable efforts to cause the conditions set forth in Article III to be satisfied and to consummate the transactions contemplated herein, provided that none of the Company, any of its Subsidiaries or any Stockholder or Optionholder shall be required to expend any funds greater than $25,000 in the aggregate to obtain any governmental or third party consents described in Sections 3.01(e) and 3.01(f).

6.05 Exclusive Dealing: Other Offers. The Company shall cease, and shall direct its directors, officers, employees, investment bankers and other representatives to cease, any discussions or negotiations with any Person that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal. The Company shall not, and shall direct its directors, officers, employees, investment bankers and other representatives not to (i) solicit, initiate or knowingly encourage the initiation of any Acquisition Proposal or (ii) participate in any discussions with any third party regarding, or furnish to any third party any non-public information in connection with, any Acquisition Proposal.

6.06 Notification; Additions to and Modifications of Disclosure Schedules. The Company shall give prompt notice to Purchaser, (such notice by delivery of supplements to the Disclosure Schedules), of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused, or with the passage of time would cause, any representation or warranty contained in this Agreement by Company to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (ii) any failure by the Company to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not cure such breach or non-compliance, be deemed to constitute an exception to the representations and warranties under Article IV above, or limit or otherwise affect the remedies available hereunder to Purchaser.

6.07 Consent of Controlling Stockholders. No later than ten Business Days following the date of this Agreement, each of the Controlling Stockholders hereby agrees to vote all of his or its shares of Stock to approve this Agreement and the transactions contemplated hereby.

6.08 Termination of Retirement Plans. Effective no later than immediately prior to Closing, the Company and its Subsidiaries shall have taken all steps necessary to terminate the Pinkerton Computer Consultants, Inc. 401(k) Savings Plan and the Pinkerton Computer Consultants, Inc. Profit Sharing Plan. Prior to the Closing Date and the termination of the above plans, the Company shall (a) prepare an application (the “Application”) under the Employee Plans Compliance Resolution System (the “EPCRS”) to correct all violations of the Code that have occurred with respect to the timing of amendments to defined contribution plans maintained by the Company listed on the Benefits Schedule (the “Failures”), (b) prepare an Internal Revenue Service determination letter request relating to this correction (the “Determination Letter”), and (c) give the required participant notice in connection with the Determination Letter. If the required notice has been completed sufficiently in advance of Closing to allow filing of the Determination Letter the Company will also submit the Application and the Determination Letter to the Internal Revenue Service. The Company shall either pay, or include as a liability in the calculation of Net Working Capital, any penalty or filing fee required to be submitted with the Application or the Determination Letter. Subject to the terms and conditions of Article IX the Securityholders agree to indemnify Purchaser from and against any Losses incurred by Purchaser as a result of the Failures.

6.09 Acceleration of Change of Control Payments. On or before January 27, 2006, the Purchaser may send a written notice to the Company concerning the acceleration of the payments of all or a portion of the Change of Control Amounts. The notice shall specify those individuals listed on Schedule 2 of the Secondary Escrow Agreement who shall have all or a part of the change of control payments specified on Schedule 2 accelerated to the Closing Date. If such a notice is delivered Schedules 1 and 2 to the Secondary Escrow Agreement shall be amended to reflect the changes specified in the notice. The Company shall take all actions reasonably requested by Purchaser to effectuate this acceleration prior to the Closing.

ARTICLE VII

COVENANTS OF THE PURCHASER

7.01 Access to Books and Records. From and after the Closing, Purchaser shall, and shall cause the Surviving Corporation to, provide the Representative, the Securityholders and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company and its Subsidiaries with respect to periods prior to the Closing Date in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the Representative, the Purchaser shall not permit the Company or its Subsidiaries, for a period of one year following the Closing Date, to destroy, alter or otherwise dispose of any books and records of the Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Representative and offering to surrender to the Representative (on behalf of the Securityholders) such books and records or such portions thereof.

7.02 Notification; Additions to and Modifications of Disclosure Schedules. Purchaser shall give prompt notice to the Company, (such notice by delivery of supplements to the Disclosure Schedules), of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused, or with the passage of time would cause, any representation or warranty contained in this Agreement by Purchaser to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (ii) any failure by Purchaser to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.02 shall not cure such breach or non-compliance, be deemed to constitute an exception to the representations and warranties under Article V above, or limit or otherwise affect the remedies available hereunder to the Company.

7.03 Director and Officer Liability and Indemnification. At or prior to Closing the Company will purchase extended reporting “tail” coverage (not to exceed six years from the date of the Closing) under its existing director and officer liability insurance policy and may purchase similar reporting tails under other policies currently maintained by the Company. Purchaser agrees that Purchaser and the Company will not make any claim under such insurance, will not terminate such insurance and will cooperate with the Representative and the current and former officers and directors of the Company and its Subsidiaries in making claims under such insurance. If the Company has not paid for such insurance prior to Closing then the cost of such insurance will be considered a Company Expense.

7.04 Regulatory Filings.

(a) Purchaser shall make or cause to be made all filings and submissions under any Laws applicable to Purchaser as may be required of Purchaser for the consummation of the transactions contemplated herein, and Purchaser shall be responsible for all filing fees under such Laws as are applicable to Purchaser.

(b) Purchaser shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement or (iii) delay the consummation of the transactions contemplated by this Agreement.

7.05 Conditions. Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 3.02 and Sections 3.01(e) and (f) to be satisfied and to consummate the transactions contemplated herein. The Purchaser will cooperate with the Company, and use commercially reasonable efforts to assist the Company, in obtaining any items set forth on the Required Governmental Consent Schedule and the Required Third-Party Consent Schedule. In addition, if requested by any party to obtain any consent to any Leased Real Property lease required by Section 3.01(f), Purchaser agrees that it will enter into a guarantee of such Leased Real Property lease.

7.06 Contact with Customers and Suppliers. Except as expressly set forth in Section 6.02, prior to the Closing, Purchaser and Purchaser’s Representatives shall not contact or otherwise communicate with the employees, customers and suppliers of the Company and its Subsidiaries unless, in each instance, Purchaser and Purchaser’s Representatives first receive the prior written consent of the Company.

7.07 Employee Benefits. For purposes of the employee benefit plans of Purchaser and its Affiliates providing benefits after the Closing Date, each employee who is as of the Closing Date an employee of the Company or any of its Subsidiaries shall be credited with his or her years of service with the Company or its Subsidiary, as applicable, before the Closing Date, to the same extent as such employee was entitled, before the Closing Date, to credit for such service under any similar Employee Benefit Plans, except to the extent such credit would result in a duplication of benefits.

7.08 Excluded Assets. If, prior to Closing, the Company is unable to sell the Owned Real Property located at Condominium #223, Riverfront Condominium Association, 385 N.E. Plantation Road, Stuart, Florida 34996, then for a period of 120 days Purchaser shall, and shall cause the Surviving Corporation to allow the Representative to complete (and cooperate with the Representative in completing) the sale or other transfer of such Owned Real Property after the Closing; provided, that (a) Purchaser shall promptly, but in no event later than five (5) Business Days, pay to the Agent (on behalf of the Securityholders) the after-Tax proceeds from the sale of such Owned Real Property, (b) the Representative shall reimburse Purchaser for all of its reasonable out-of-pocket costs and expenses (other than Taxes, which Purchaser shall withhold from the proceeds of such sale) incurred in connection with the sale of such Owned Real Property, and (c) the Sellers shall indemnify the Company for any Loss suffered by the Company in connection with such sale, without regard to any caps or thresholds for indemnification contained elsewhere in this Agreement.

7.09 H.I.G. Consulting Fee and Tax Representation. The Representative may, at its option, request that the Independent Auditor determine, prior to the due date of the Tax Return for the period ending on the Closing Date, whether any portion of the amounts payable to H.I.G. Capital, LLC under the H.I.G. Consulting Agreement in connection with the transactions contemplated by this Agreement (the “HIG Fee”) should be deductible by the Company on its federal income tax return. If the Independent Auditor determines that any portion of the HIG Fee should be deductible or if for any other reason any portion of the HIG Fee is included in a federal income tax return filed by the Company or the Purchaser after Closing, in the Purchaser’s sole and absolute discretion, as a deductible expense or other deduction of the Company or the Purchaser, then the Purchaser will pay to the Representative, an amount equal to forty percent (40%) of the amount of such expense or other deduction. The Representative will pay the costs and expenses of the Independent Auditor in connection with any such review. The Purchaser agrees that the Company will be considered to be in breach of the representations contained in Section 4.08 with respect to the deductibility of the HIG Fee and the amounts payable in connection with the Deferred Compensation Agreements only if the appropriate Tax Authority determines that such expense or other deduction is not deductible.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Purchaser and the Company;

(b) by Purchaser, if there has been a violation or breach by the Company of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Purchaser at the Closing and such violation or breach has not been waived by Purchaser or cured by the Company within ten days after written notice thereof from Purchaser;

(c) by the Company, if (i) there has been a violation or breach by Purchaser or Merger Sub of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived by the Company or cured by Purchaser within ten days after written notice thereof by the Representative (provided that neither a breach by Purchaser of Section 5.07 nor the failure of Purchaser to deliver the consideration pursuant to

Section 1.07 prior to the Effective Time as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Company); or (ii) the Company or Purchaser receives a Second Request from the FTC or DOJ;

(d) by either Purchaser or the Company if (i) the transactions contemplated hereby have not been consummated by February 28, 2006 (provided that neither Purchaser nor the Company shall be entitled to terminate this Agreement pursuant to this Section 8.01(d) if such Person’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby); or (ii) any Governmental Entity shall have enacted, promulgated, issued, entered or enforced (A) any Law prohibiting the transactions contemplated by this Agreement or making them illegal, or (B) any injunction, judgment, order or ruling or taking any other action, in each case, permanently enjoining, restraining or prohibiting the transactions contemplated by this Agreement, which shall have become final and nonappealable; or

(e) by Purchaser, if the Company shall have willfully and materially breached its obligations under Section 6.05.

8.02 Effect of Termination. In the event of termination of this Agreement by either Purchaser or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 8.02 and Article XIII and the Confidentiality Agreement, which shall survive the termination of this Agreement), and there shall be no liability on the part of any of Party to one another. Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement prior to such termination.

ARTICLE IX

INDEMNIFICATION

9.01 Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing as follows:

(a) the representations and warranties set forth in Sections 4.01, 4.02, 4.03(a), 4.04(a), 5.01 and 5.02(a) above shall survive indefinitely, without limitation; and

(b) all other representations and warranties in this Agreement shall terminate and be of no further force or effect on March 31, 2007; provided, however, that the representations and warranties set forth in Section 4.08, and the Securityholders’ obligation to indemnify Buyer for the matter described under item 3 of the Legal Compliance Schedule, as described in 9.02(a) below, shall each survive for the applicable statutes of limitations plus 90 days.

No claim may be made for indemnification hereunder for breach of any such representations or warranties or indemnities after the expiration of the survival period applicable to such representation and warranty or indemnity set forth above; provided that if Purchaser or the Representative, as applicable, delivers written notice to the other party of an indemnification claim for a breach of the representations and warranties (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification) within the applicable time periods set forth above, such claim shall survive until resolved or judicially determined.

9.02 Indemnification by the Securityholders for the Benefit of Purchaser. Subject to the terms, conditions and limitations provided herein, the Securityholders, severally and not jointly, shall indemnify Purchaser for any Losses incurred by Purchaser as a result of: (a) any breach of any representation or warranty made by the Company in Article IV or the matter described under item 3 of the Legal Compliance Schedule to the extent related to the period prior to Closing; and (b) any breach of any covenant or agreement made by the Company herein; provided that (i) the Securityholders shall not be required to indemnify Purchaser under clauses (a) and (b) above unless and until the aggregate amount of indemnifiable Losses suffered by Purchaser on a cumulative basis since the Closing Date exceeds an amount equal to $200,000 (the “Deductible”), at which point the Securityholders will only be obligated to indemnify the Company from and against all such Losses in excess of the Deductible; (ii) the Securityholders’ aggregate liability under clauses (a) and (b) above shall in no event exceed $5.0 million, excluding Losses resulting from any matters in which the Company is liable for actual fraud, which shall not be subject to such limitation; (iii) each Securityholder’s aggregate liability under this Agreement shall in no event exceed the portion of the Merger Consideration paid or payable to such Securityholder pursuant to Section 1.05; (iv) no Securityholder shall have any liability in excess of its pro rata share (based upon proceeds received pursuant to this Agreement) of any Losses; (v) the Securityholders shall have no liability to indemnify Purchaser for any Losses to the extent reflected or reserved for in the calculation of Net Working Capital or on the Financial Statements; and (vi) the Securityholders shall have no liability under this Article IX to the extent arising from actions taken or not taken by Purchaser, Merger Sub or the Company, or any event or occurrence occurring, after Closing. After the Closing, the sole and exclusive remedy and recourse for indemnification claims made by Purchaser, Merger Sub and any of their Affiliates shall be the recovery of amounts from the Escrow Amount in accordance with the terms of this Agreement and the Escrow and Exchange Agreement, except for any matters in which the Company is liable for actual fraud or breaches of Section 4.08. After the Closing this Section 9.02 constitutes the sole and exclusive remedy of Purchaser, Merger Sub and any of their Affiliates for any and all Losses or other claims relating to or arising from this Agreement and the transactions contemplated hereby. Purchaser may not avoid the limitations on liability of the Securityholders set forth in this Section 9.02 by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Notwithstanding the foregoing or any other provision of this Article IX none of the Sellers (other than Quigley and Pinkerton) shall have any liability or obligation under Section 13.12 or any obligation to indemnify the Purchaser for any breach or violation of Section 13.12.

9.03 Indemnification by the Purchaser for the Benefit of the Securityholders. Purchaser shall indemnify the Securityholders and their officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Indemnified Parties”) for any Losses which the Indemnified Parties may suffer or sustain, as a result of: (a) any breach of any representation or warranty made by Purchaser in this Agreement, or (b) any breach of any covenant or agreement made by Purchaser herein. The indemnification paid for the benefit of each Securityholder will be paid by the Purchaser to the Representative or the Agent and thereafter shall be distributed by the Agent to the Securityholders in accordance with Section 1.05; provided that if the Closing has been consummated, (i) the Purchaser shall not be required to indemnify the Indemnified Parties under subsections (a) and (b) above unless and until the aggregate amount of indemnifiable Losses suffered by the Indemnified Parties on a cumulative basis since the Closing Date exceeds the Deductible, at which point the Purchaser will only be obligated to indemnify the Indemnified Parties from and against all such Losses in excess of the Deductible; and (ii) the Purchaser’s aggregate liability under subsection (a) and (b) above shall in no event exceed $5.0 million, excluding Losses resulting from any matters in which a trier of fact has found the Purchaser liable for actual fraud, which shall not be subject to any limitation. Notwithstanding the foregoing, neither of the foregoing limitations shall apply or reduce the Company’s right to recover if Purchaser fails to consummate the transactions contemplated by this Agreement. After the Closing, this Section 9.03 constitutes the sole and exclusive remedy of the Indemnified Parties against the Purchaser for any and all Losses or other claims relating to or arising from this Agreement and the transactions contemplated hereby. The Indemnified Parties may not avoid the limitations on liability of the Purchaser set forth in this Section 9.03 by seeking damages for breach of contract, tort or pursuant to any other theory of liability.

9.04 Mitigation. The party entitled to indemnification shall take all commercially reasonable steps to mitigate all indemnifiable Losses upon and after the conscious awareness of the executive officers of such party of any event which could reasonably be expected to give rise to any Losses hereunder.

9.05 Defense of Third Party Claims. Any Person making a claim for indemnification under Section 9.02 or 9.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee. If the Indemnitor assumes the defense of any action, lawsuit, proceeding, investigation or other claim, then such assumption shall not prejudice Indemnitor’s right to thereafter contest its obligation to indemnify Indemnitee for the claims asserted therein. Indemnitee shall not settle or compromise any claim by a third party for which Indemnitee is entitled to indemnification hereunder without the prior written consent of the Indemnitor (or the Representative, in the case of the Securityholders). If the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice except for payments that would be required to be paid by Purchaser representing the Deductible.

9.06 Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 9.02 or Section 9.03 shall be calculated net of any insurance proceeds received or receivable by the Indemnitee on account of such Loss. The Indemnitee shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee.

ARTICLE X

STOCKHOLDER REPRESENTATIVE

10.01 Designation. The Representative is hereby designated by the Stockholders, the Optionholders and the Company to serve as the representative of the Stockholders and Optionholders with respect to the matters expressly set forth in this Agreement to be performed by the Representative.

10.02 Holdback Amount. The Holdback Amount shall be used by the Representative to satisfy current and future obligations of the Securityholders, including any obligations arising under Section 2.03 or Article IX. The Holdback Amount shall be retained by the Representative for the greater of (a) until March 31, 2007 or (b) such other time as the Representative shall determine in its sole discretion. Any amounts distributed from the Holdback Amount shall be distributed promptly by the Agent to the Securityholders in accordance with Section 1.05.

10.03 Authority. Each of the Stockholders and Optionholders (on his, her or its behalf and on behalf of his, her or its successors, assigns and heirs) hereby irrevocably appoints the Representative as the agent, proxy and attorney-in-fact for such Person for all purposes of this Agreement, including the full power and authority on such Person’s behalf (a) to consummate the transactions contemplated herein including, but not limited to, to execute and deliver the Escrow and Exchange Agreement; (b) to pay such Person’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof); (c) to disburse any funds received hereunder to the Securityholders; (d) to endorse and deliver on behalf of all Stockholders and Optionholders any certificates or instruments representing the shares and execute such further agreements or instruments of assignment as Purchaser shall reasonably request or which the Representative shall consider necessary or proper to effectuate the transactions contemplated by this Agreement, all of which shall have the effect of binding the Stockholders and Optionholders as if such Stockholder or Optionholder had personally executed such agreement or instrument; (e) to execute and deliver on behalf of such Person any amendment or waiver hereto or to any other agreement contemplated hereunder; (f) to take all other actions to be taken by or on behalf of such Person in connection herewith including under the Escrow and Exchange Agreement; (g) to dispute, compromise, settle and pay any claims made in connection with this Agreement or the transactions contemplated hereunder; (h) to retain legal and other professional advisors on behalf of, and at the expense of, the Stockholders and Optionholders in connection with its actions hereunder; (i) to withhold funds by requesting the delivery from Purchaser of the Holdback Amount, to retain such Holdback Amount for such duration as the Representative shall determine in its sole discretion and to use the funds constituting the Holdback Amount to satisfy expenses and obligations of the Securityholders; (j) to make any calculations required under this Agreement (including calculations with respect to the distribution of Merger Consideration or any Distribution Amounts); and (k) to do each and every act and exercise any and all rights which such Person or the Stockholders and Optionholders collectively are permitted or required to do or exercise under this Agreement. Each of the Stockholders and Optionholders agrees that such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Person. If, after the execution of this Agreement, any Stockholder or Optionholder dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. All decisions and actions by the Representative (to the extent authorized by this Agreement) shall be binding upon all of the Stockholders and Optionholders, and no Stockholder or Optionholder shall have the right to object, dissent, protest or otherwise contest the same.

10.04 Authority; Indemnification. Each Stockholder and Optionholder agrees that Purchaser shall be entitled to rely on any action taken by the Representative, on behalf of the Stockholders and Optionholders, pursuant to Section 10.03 above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Stockholder and Optionholder as fully as if such Person had taken such Authorized Action. Purchaser agrees that the Representative, as the Representative, shall have no liability to Purchaser for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. Each Stockholder and Optionholder hereby severally, for itself only and not jointly, agrees to indemnify and hold harmless the Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Representative in connection with any action, suit or proceeding to which the Representative is made a party by reason of the fact it is or was acting as the Representative pursuant to the terms of this Agreement.

10.05 Exculpation. The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Stockholder or Optionholder, except in respect of amounts received on behalf of such Stockholder or Optionholder. The Representative shall not be liable to any Stockholder or Optionholder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Representative shall not be relieved of any liability imposed by law for fraud or willful misconduct. The Representative shall not be liable to the Stockholders or Optionholders for any apportionment or distribution of payments made by the Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Person to whom payment was due, but not made, shall be to recover from other Stockholders and Optionholders any payment in excess of the amount to which they are determined to have been entitled. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Representative nor any agent employed by it shall incur any liability to any Stockholder or Optionholder by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or willful misconduct.

10.06 Letter of Transmittal. Any Stockholder or Optionholder that executes and delivers a letter of transmittal pursuant to Section 1.07 will become a Party to this Agreement and shall be subject to all of the terms and conditions of this Agreement.

10.07 Replacement of Representative. If the Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the Stockholders that held a majority of the shares of Class A-l Common and Class B-l Common outstanding on the date hereof will appoint a new Person to serve as the Representative and will provide prompt written notice thereof to Purchaser. Until such notice is received, Purchaser will be entitled to rely on the actions and statements of the previous Representative.

ARTICLE XI

ADDITIONAL COVENANTS AND AGREEMENTS

11.01 Disclosure Generally. All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a Schedule hereto is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material) or in the ordinary course of business for the purposes of this Agreement. The information contained in the Schedules hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

11.02 Tax Matters. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending prior to or including the Closing Date which have not yet been filed as of the Closing Date.

11.03 Further Assurances. From time to time, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE XII

DEFINITIONS

12.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“2004 Audited Financial Statements” has the meaning set forth in Section 2.03(c).

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or Merger Sub) relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the value of the assets of the Company and its Subsidiaries or to which twenty percent (20%) or more of the revenues or earnings of the Company and its Subsidiaries are attributable, (b) tender offer for, or direct or indirect acquisition (whether in a single transaction or a series of related transactions) of, twenty percent (20%) or more of the equity securities of the Company or its Subsidiaries, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving substantially all of the Company and its Subsidiaries or involving the assets of the Company and its Subsidiaries with a value set forth in clause (a) of this definition; in each case, other than the transactions contemplated by the Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” shall mean an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

“Agent” means the Bank of New York or any successor duly appointed pursuant to the terms of the Escrow and Exchange Agreement.

“Aggregate Class A Common Stock Amount” shall mean an amount equal to (a) the Unpaid Yield (as such term is defined in the Company’s certificate of incorporation, as amended prior to the date hereof) on all outstanding shares of Class A Common Stock as of the Closing Date plus (b) the Unreturned Original Cost (as such term is defined in the Company’s certificate of incorporation, as amended prior to the date hereof) for all outstanding shares of Class A Common Stock as of the Closing Date.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the Effective Time applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

“Audited Financial Statements” has the meaning set forth in Section 4.05(a).

“Authorized Action” has the meaning set forth in Section 10.04.

“Business Day” shall mean any day, excluding Saturday, Sunday and any other day on which commercial banks in Chicago, Illinois and Tampa, Florida are authorized or required by Law to close.

“Certificates” has the meaning set forth in Section 1.07.

“Certificate of Merger” has the meaning set forth in Section l.0l(b).

“Change of Control Amount” shall mean (a) the amount of the change in control bonus or business value increase bonus, as applicable, payable to R. Thatcher, K. Bell, P. Branagan, T. Brandt, R. Catrini, J. Chrisinger, J. Collins, A. D’Angelis, A. Fischlein, S. Griggs, L. Iametti, G. Kingsley, E. Kinney, H. Klink, R. McClean, J. O’Dea, W. Parker, J. Russo, D. Sabo, P. Sanford, C. Walker, J. Wighton and L. Woodbury pursuant to their employment or bonus Contracts in effect as of Closing (it being understood that any severance, the salary and bonus payable to William Parker pursuant to Section III(h) of the Bonus Schedule of his employment Contract and any amounts payable to Douglas Sabo pursuant to Exhibit B of his employment Contract shall not be included in the Change of Control Amount) and (b) the amount of the bonuses listed under item 13 of the Developments Schedule.

“Class A Common Stock” shall mean the Class A-l Common and the Class A-2 Common.

“Class A Common Stock Amount” shall mean, with respect to each share of Class A Common Stock, an amount equal to (a) the Unpaid Yield (as such term is defined in the Company’s certificate of incorporation, as amended prior to the date hereof) on such share as of the Closing Date, plus (b) the Unreturned Original Cost (as such term is defined in the Company’s certificate of incorporation, as amended prior to the date hereof) for such share as of the Closing Date.

“Class A-l Common” shall mean the class A-l common stock, par value $0.01 per share, of the Company.

“Class A-2 Common” shall mean the class A-2 common stock, par value $0.01 per share, of the Company.

“Class A Per Share Portion” means a fraction, the numerator of which is one, and the denominator of which is the sum of (a) the number of shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Class A Common Stock held by the Company as treasury stock or held by the Merger Sub), plus (b) the number of shares of Class A Common Stock issuable upon exercise of all Options.

“Class B Common Stock” shall mean the Class B-l Common and the Class B-2 Common.

“Class B-l Common” shall mean the class B-l common stock, par value $0.01 per share, of the Company.

“Class B-2 Common” shall mean the class B-2 common stock, par value $0.01 per share, of the Company.

“Class B Per Share Portion” means a fraction, the numerator of which is one, and the denominator of which is the sum of (a) the number of shares of Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Class B Common Stock held by the Company as treasury stock or held by the Merger Sub), plus (b) the number of shares of Class B Common Stock issuable upon exercise of all Options.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Cash Consideration” shall mean (a) the Transaction Price, minus (b) the Escrow Amount, minus (c) the Holdback Amount, minus (d) the outstanding amount of all Funded Debt as of the Closing, minus (e) the Change of Control Amount, the Settlement Amount and any Company Expenses, plus (f) the amount, if any, by which the Estimated Net Working Capital exceeds $10,000,000, minus (g) the amount, if any, by which the Estimated Net Working Capital is less than $10,000,000, minus (h) the amount of the Preferred Stock Merger Consideration minus (i) the Aggregate Class A Common Stock Amount, plus (j) the Estimated Transaction Tax Benefit.

“Closing Cash Payment Amount” means (a) the Closing Cash Consideration plus (b) the Preferred Stock Merger Consideration plus (c) the Aggregate Class A Common Stock Amount, minus (d) an amount equal to the principal and any interest accrued through the Closing Date payable to the Company under the promissory notes described under item 7 of Schedule 4.18 (Affiliate Transactions Schedule) other than the principal and accrued interest payable to the Company in connection with (i) the promissory notes of Quigley and Pinkerton and (ii) any promissory notes paid in full prior to or in connection with the Closing..

“Closing Statement” has the meaning set forth in Section 2.03(b)(i).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person of this Agreement or the transactions contemplated hereby, to make any change to its business, to incur any fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material burden.

“Common Stock Merger Consideration” shall mean the aggregate consideration to which holders of Common Stock become entitled pursuant to Section l.05(b) and (c).

“Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Expenses” shall mean (a) all fees and expenses payable to Baird & Company, McGladrey & Pullen, LLC, McDermott Will & Emery LLP, and other professional advisors in connection with the transactions contemplated by this Agreement, (b) amounts required to be paid by the Company or any Subsidiary after Closing pursuant to any Contract (including employment agreements) in effect on the Closing Date which requires a payment or accelerates a payment as a result of the consummation of the transactions contemplated by this Agreement, (c) any severance payment payable to any employee of the Company or any Subsidiary (the Parties agree that the cost of any insurance provided to such employee (or any reimbursement for the cost of such insurance) shall not be considered a severance payment) in excess of such employee’s annual base salary required to be made by the Company or any Subsidiary pursuant to any Contract in effect on the Closing Date, and (d) any transaction fees and expenses payable to H.I.G. Capital LLC pursuant to the H.I.G. Consulting Agreement, provided, however, (i) in all such cases such items will not be included as a Company Expenses if paid by the Company and not by the Purchaser prior to or on the Closing Date, and (ii) the following amounts shall not be considered Company Expenses: the Change of Control Amount, amounts payable under the Deferred Compensation Agreements, amounts included within the definition of Funded Debt, any severance payments incurred in connection with the employment agreements with Douglas Sabo, Catrini, Stewart and Walker, amounts payable to William Parker pursuant to Section III(h) of the Bonus Schedule of his Employment Contract, amounts payable to Douglas Sabo pursuant to Exhibit B of his Employment Contract and any amounts payable pursuant to the Contracts listed under item 10 on the Authorization Schedule.

“Confidentiality Agreement” has the meaning set forth in Section 6.02.

“Contract” shall mean any contract or other legally binding agreement.

“Controlling Stockholders” has the meaning set forth in the preamble to this Agreement.

“Deductible” has the meaning set forth in Section 9.02.

“Deferred Compensation Agreements” shall mean (a) the Deferred Compensation Agreement dated September 27, 2000, as amended, by and between Richard J. Quigley, Pinkerton Computer Consultants, Inc. and (b) the Deferred Compensation Agreement dated September 27, 2000, as amended, by and between William D. Pinkerton and Pinkerton Computer Consultants, Inc.

“Deferred Compensation Notes” means the Promissory Notes, dated September 24, 2004, executed by William D. Pinkerton and Richard J. Quigley payable to the Company, each in the original principal amount of $2,110,000.

“Disclosure Schedules” has the meaning set forth in Article IV.

“Distribution Amount” shall mean any amounts to be distributed to the Securityholders pursuant to the Escrow and Exchange Agreement, the Secondary Escrow Agreement, and Sections 2.03(b)(ii), 2.03(b)(iii), 9.03, or 10.02.

“DGCL” has the meaning set forth in Section 1.01(a).

“Effective Time” has the meaning set forth in Section 1.01(b).

“Employee Benefit Plans” has the meaning set forth in Section 4.14(a).

“Employee Welfare Benefit Plan” has the meaning set forth in Section 4.14(e).

“Encumbrance” means any lien, charge, mortgage, pledge, security interest or other material encumbrance (other than restrictions on transfer generally arising under federal and state securities laws).

“Environmental Requirements” shall mean all federal, state, local and foreign statutes and regulations enacted and in effect on or prior to the Closing Date, concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes.

“ERISA” has the meaning set forth in Section 4.14(a).

“ERISA Affiliate” has the meaning set forth in Section 4.14(a).

“Escrow Amount” means $6,000,000, less any amount paid to Purchaser or the Agent or the Representative pursuant to Section 2.03, but in no event shall the Escrow Amount be less than $5,000,000 after the adjustment pursuant to Section 2.03.

“Escrow and Exchange Agreement” has the meaning set forth in Section 2.02(b).

“Estimated Net Working Capital” has the meaning set forth in Section 2.03(a).

“Estimated Transaction Tax Benefit” has the meaning set forth in Section 2.03(a).

“Excluded Assets” shall mean each of the following assets: (a) the Owned Real Property located at Condominium #223, Riverfront Condominium Association, 385 N.E. Plantation Road, Stuart, Florida 34996; (b) four (4) season tickets to the New York Yankees and the related parking pass and stadium club membership; and (c) four (4) season tickets to the Philadelphia Phillies, Washington Nationals and New York Knicks (and any related parking passes).

“FAR” has the meaning set forth in Section 4.10(d).

“Financial Statements” has the meaning set forth in Section 4.05(a).

“Funded Debt” shall mean, without duplication, all obligations of the Company and its Subsidiaries for borrowed money and any accrued interest, prepayment premiums or penalties related thereto.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” has the meaning set forth in Section 4.01.

“Government Contract” means any contract of the Company with a Governmental Entity to provide goods or services, including without limitation any blanket purchasing agreement; the term “Government Contract” also shall include any subcontract (at any tier) of the Company with another entity that holds either a prime contract with a Governmental Entity or a subcontract (at any tier) under such a prime contract. For purposes of this definition, a Task Order under a Government Contract shall not constitute a separate Government Contract, but shall be part of the Government Contract to which it relates.

“Government Contract Bid” means any bid, offer, proposal or quote for goods or services to be delivered to or in support of a Governmental Entity under a proposed prime contract, proposed subcontract (at any tier) under a proposed prime contract or Task Order.

“Governmental Entity” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, instrumentality, organization, unit, body or entity and any court, arbitrator or other tribunal); or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“GUST” has the meaning set forth in Section 4.14(h).

“GUST Application for Determination” has the meaning set forth in Section 4.14(h).

“GUST Determination Letter” has the meaning set forth in Section 4.14(h).

“Hazardous Materials” means (i) ”hazardous substances” (as defined in 42 U.S.C. sec. 9601(14)), including “hazardous waste” as defined in 42 U.S.C. sec. 6903, (ii) petroleum, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) friable asbestos and/or asbestos containing materials, (v) PCBs or materials containing PCBs, (vi) any material regulated as a medical waste, and (vii) radioactive materials, but Hazardous Material does not include office and janitorial supplies properly maintained.

“HIG” has the meaning set forth in the preamble to this Agreement.

“H.I.G. Consulting Agreement” shall mean the Consulting Agreement dated September 2000 between H.I.G. Capital LLC and Pinkerton Computer Consultants, Inc.

“Holdback Amount” means $1,000,000.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Indebtedness” means, without duplication, all Funded Debt and the principal amount of all capitalized leases, all letters of credit, and surety or other bonds of the Company and its Subsidiaries, but excluding all trade accounts payable of the Company or any of its Subsidiaries.

“Indemnified Parties” has the meaning set forth in Section 9.03.

“Indemnitee” has the meaning set forth in Section 9.05.

“Indemnitor” has the meaning set forth in Section 9.05.

“Independent Auditor” has the meaning set forth in Section 2.03(b)(i).

“Intellectual Property” means any of the following intellectual property that is owned by, or licensed to, the Company and its Subsidiaries, whether registered, unregistered, domestic or foreign: (a) patents, domain names, and corresponding Internet sites, trademarks, service marks, intent-to-use registrations, copyrights, mask works, trade secrets; (b) all other intellectual property, including, without limitation, unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; (c) any goodwill associated with any of the foregoing; and (d) registrations and applications for the registration of any of the foregoing.

“Key Employee” means any branch manager or any officer of the Company or any of its Subsidiaries and Rob Steele, Brenda Steward, Rob Catrini, Linda Iametti, LuAnn Woodbury, Karen Bell, Joseph Chrisinger, Joseph Collins, George Kingsley and Edward Kinney.

“Knowledge” when used to qualify any representation or warranty, shall mean that such Party has no actual knowledge that such representation or warranty is not true and correct to the same extent as provided in the applicable representation or warranty. For the purpose of this definition, the “actual knowledge” of the Company shall mean the actual present awareness of Richard Quigley, William Parker, Douglas Sabo, and John O’Dea after inquiry of the employee with overall responsibility over the operational area at issue, and the “actual knowledge” of Purchaser and Merger Sub shall mean the actual present awareness of William Sanders, David Dunkel, and Joseph Liberatore after inquiry of the employee with overall responsibility over the operational area at issue.

“Latest Balance Sheet” has the meaning set forth in Section 4.05(a).

“Law” means any federal, state, local, municipal or foreign order, constitution, law, ordinance, rule, regulation, statute or treaty.

“Leased Real Property” has the meaning set forth in Section 4.07(b).

“Legal Requirement” shall mean any Law and any legally binding directive, pronouncement, requirement or determination that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means any mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance, claim, right of possession, lease, tenancy, license, encroachment, covenant, proxy, option, right of first refusal, preemptive right, community property interest, imperfection of title, including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Loss” means, with respect to any Person, any actual damage, liability, demand, claim, action, cause of action, cost, deficiency, penalty, fine or other actual loss or out-of-pocket expense (including reasonable attorneys’ fees), whether or not arising out of a third party claim, against or affecting such Person; provided, that the Parties agree that “Loss” shall not include any incidental, consequential, special, indirect or punitive damages (except to the extent the Company is required to pay such amounts to a third party pursuant to any third party claim subject to indemnification pursuant to Section 9.05).

“Material Adverse Effect” means any circumstance, change in, or effect on the Company and its Subsidiaries, that in the aggregate is materially adverse to the financial condition or results of operations of the Company and its Subsidiaries (measured over at least an annual period), taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement. Any adverse circumstance or adverse change that, together with other changes, results in an aggregate reduction to the Company’s and its Subsidiaries’ consolidated pre-Tax earnings (determined on an annual basis) in the amount of $1.5 million shall be deemed a Material Adverse Effect. Notwithstanding the foregoing, any adverse circumstance, change, effect, event, occurrence, state of facts or development attributable or relating to or arising from any of the following shall not be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) conditions generally affecting the industry in which the Company and its Subsidiaries participates, the U.S. economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiaries operates; (b) compliance with the terms of, or the taking of any action required by, this Agreement or approved by Purchaser; (c) the announcement of the execution of this Agreement or the transactions contemplated by this Agreement; or (d) any action or statement taken or made by Purchaser or its Representatives including, but not limited to, in connection with Purchaser’s discussions with employees or customers of the Company and its Subsidiaries.

“Material Contracts” has the meaning set forth in Section 4.09.

“Merger” has the meaning set forth in Section 1.01(a).

“Merger Consideration” shall mean the Common Stock Merger Consideration, the Preferred Stock Merger Consideration, and the Option Merger Consideration, as applicable.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Net Working Capital” shall mean, without duplication, (a) the sum of the Company’s and its Subsidiaries’ current assets as of 11:59 p.m. on the Closing Date that are identified on the Net Working Capital Schedule attached hereto, but excluding the Excluded Assets, minus (b) the sum of the Company’s and its Subsidiaries’ current liabilities as of 11:59 p.m. on the Closing Date that are identified on the Net Working Capital Schedule attached hereto; provided, however, that (i) any amounts which are to be included in any calculation of Net Working Capital which are expressed in a currency other than U.S. dollars shall be converted into U.S. dollars at the applicable exchange rate that was used to calculate the Estimated Net Working Capital and (ii) any Funded Debt and, except as provided in clause (f) of Section 2.03(c), any Company Expenses shall not be included as liabilities.

“Objection Disputes” has the meaning set forth in Section 2.03(b)(i).

“Objections Statement” has the meaning set forth in Section 2.03(b)(i).

“Optionholder” has the meaning set forth in Section 1.05(e).

“Option Merger Consideration” shall mean the aggregate consideration to which Optionholders become entitled pursuant to Section 1.05(e).

“Options” shall mean all options, warrants and rights to acquire shares of Stock which are exercisable (or will become exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options, warrants and rights, or at the election of the Company’s board of directors)), as of immediately prior to the Effective Time.

“Option Shares” has the meaning set forth in Section 1.05(e)(i).

“Owned Real Property” has the meaning set forth in Section 4.07(c).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Pension Plans” has the meaning set forth in Section 4.14(a).

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Owned Real Property or Leased Real Property which are not violated by the current use and operation of the Owned Real Property or Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Owned Real Property or Leased Real Property which do not materially impair the occupancy or use of the Owned Real Property or Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the business of the Company and its Subsidiaries; (e) public roads and highways; (f) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (g) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) purchase money liens and liens securing rental payments under capital lease arrangements; and (i) other Encumbrances arising in the ordinary course of business which would not reasonably be expected to have a Material Adverse Effect.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Entity or other entity.

“Pinkerton” has the meaning set forth in the preamble to this Agreement.

“Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Company.

“Preferred Stock Merger Consideration” shall mean the aggregate consideration to which holders of Preferred Stock become entitled pursuant to Section 1.05(a).

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Material Adverse Effect” shall mean a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement and perform all of its obligations hereunder.

“Purchaser’s Representatives” has the meaning set forth in Section 6.02.

“Quigley” has the meaning set forth in the preamble to this Agreement.

“Regulations” has the meaning set forth in Section 4.08(c).

“Representative” means H.I.G. Pinkerton, Inc., a Cayman company.

“Schedule” has the meaning set forth in Article IV.

“Secondary Escrow Agreement” has the meaning set forth in Section 2.02(d).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Securityholders” shall mean, collectively, each Optionholder and each holder of record of any Common Stock immediately prior to the Effective Time.

“Settlement Amount” shall mean $930,000.

“Stock” shall mean the Common Stock and the Preferred Stock.

“Stockholder” has the meaning set forth in Section 1.07.

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Surviving Corporation” has the meaning set forth in Section 1.01(a).

“Task Order” shall mean any task, purchase, or delivery order under a Government Contract.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or by being included (or required to be included) in any Tax Return relating thereto).

“Tax Authority” means any Governmental Entity responsible for the imposition of any such Tax (domestic or foreign).

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Transaction Price” shall mean $60 million.

“Transaction Tax Benefit” shall mean an amount equal to (a) the product of 0.40 multiplied by the aggregate dollar amount of the items described on the Transaction Tax Asset Schedule, minus (b) the product of 0.40 multiplied by the taxable gain recognized by the Company in connection with the disposition of the Excluded Assets prior to Closing.

12.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) “Hereof, ” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

ARTICLE XIII

MISCELLANEOUS

13.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Company and its Subsidiaries, shall be issued or made by any Party without the joint approval of Purchaser and the Representative, unless required by Applicable Law (in the reasonable opinion of counsel) in which case Purchaser and the Representative shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.

13.02 Expenses. Except as otherwise expressly provided herein, Purchaser shall pay all of its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not), and the Company shall pay all Company Expenses through and including the Closing Date.

13.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one day after deposit with Federal Express or similar overnight courier service or three days after being mailed by first class mail, return receipt requested. Notices, demands and communications to Purchaser, the Company and the Representative shall, unless another address is specified in writing, be sent to the addresses indicated below:

Notices to Purchaser and Merger Sub:

Kforce Inc.

1001 East Palm Avenue

Tampa, Florida 33605

Attn: Messrs. David L. Dunkel and William L. Sanders

with a copy to:

Holland & Knight LLP

100 North Tampa Street, Suite 4100

Tampa, Florida 33602

Attn: Robert J. Grammig

Notices to the Representative (on behalf of the Stockholders and Optionholders):

H.I.G. Pinkerton, Inc.

c/o H.I.G. Capital Management, Inc.

Brickell Bay Drive, Suite 2708

Miami, Florida 33131

Attn: Messrs. Brian Schwartz and Matthew Wilson

with a copy to:

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, Illinois 60606

Attn: Brooks B. Gruemmer

Notices to Company:

PCCI Holdings, Inc.

4 Neshaminy Interplex

Suite 111

Trevose, Pennsylvania 19053

Attn: Mr. Richard Quigley

with a copy to:

H.I.G. Pinkerton, Inc.

c/o H.I.G. Capital Management, Inc.

Brickell Bay Drive, Suite

2708 Miami, Florida 33131

Attn: Messrs. Brian Schwartz and Matthew Wilson

and:

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, Illinois 60606

Attn: Brooks B. Gruemmer

13.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Purchaser without the prior written consent of the Representative.

13.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.06 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

13.07 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

13.08 Amendment and Waiver. Any provision of this Agreement or the schedules or exhibits may be amended or waived only in a writing signed by Purchaser, the Company and the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision hereof shall operate as a waiver of such provisions or any other provision.

13.09 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) and the schedules and exhibits hereto contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

13.10 Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

13.11 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

13.12 Non-Solicitation and Non-Competition.

(a) For a period of three years from and after the Closing Date, neither Quigley nor Pinkerton shall, directly or indirectly, solicit, hire, induce, influence, combine or conspire with, or attempt to solicit or induce any officer, director, employee, agent, independent contractor, franchisee, licensee, customer or other Person to terminate its employment or other relationship with the Purchaser (including its Subsidiaries and Affiliates) or the Company. In addition, neither Quigley nor Pinkerton shall, directly or indirectly, for a period of three years from and after the Closing Date, compete with the Business of the Purchaser (including its Subsidiaries and Affiliates) or the Company anywhere in the United States, whether as an officer, director, partner, consultant, shareholder, independent contractor, sole proprietor or otherwise (provided, however, that ownership of less than 1% of any publicly traded entity shall not be not be deemed to be competitive with the Purchaser or the Company). “Business” shall mean the flexible or permanent staffing placement business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 13.12 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 13.12 shall not in any way apply to any of the other Sellers or their Affiliates. Quigley and Pinkerton acknowledge that any violation of this Section 13.12 by Quigley or Pinkerton may result in irreparable harm to the Purchaser and that the Purchaser shall be entitled to injunction or other equitable relief, without the posting of a bond.

(b) At the Closing, Quigley and Pinkerton agree that they will either (i) pay the Deferred Compensation Notes in cash (in which case at Closing the Company will pay to Quigley and Pinkerton the amounts due under the Deferred Compensation Agreements in cash, less required withholding), or (ii) offset the Deferred Compensation Notes against the amounts due under the Deferred Compensation Agreements (in which case at the Closing Quigley and Pinkerton will pay to the Company an amount equal to the amount that the Company is required to withhold from the amounts payable under the Deferred Compensation Agreements).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	PCCI HOLDINGS, INC.

	By:	/s/ Richard J. Quigley

Its:

Purchaser:	KFORCE INC.

	By:	/s/ David L. Dunkel
David L. Dunkel
Chief Executive Officer

Merger Sub:	TREVOSE ACQUISITION CORPORATION

	By:	/s/ David L. Dunkel
David L. Dunkel
Chief Executive Officer

Representative:	H.I.G. PINKERTON, INC., as Representative

	By:	/s/ Anthony Tamer

Its:

For purposes of Sections 2.02(c) and 6.07	The Controlling Stockholders:

H.I.G. PINKERTON, INC.,

	By:	/s/ Anthony Tamer

Its:

For purposes of Sections 2.02(c), 6.07 and 13.12	WILLIAM D. PINKERTON

/s/ William D. Pinkerton

For purposes of Sections 2.02(c), 6.07 and 13.12	RICHARD J. QUIGLEY

/s/ Richard J. Quigley